UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OCWEN FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

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April 7, 2016

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406, on Wednesday, May 11, 2016, at 9:00 a.m., Eastern Daylight Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete your proxy card in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting in person if you are a shareholder of record but will ensure that your vote is counted if you are unable to attend.

Your continued support of, and interest in, Ocwen Financial Corporation is sincerely appreciated.

Sincerely,
Phyllis R. Caldwell
Chair, Board of Directors

OCWEN FINANCIAL CORPORATION

1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2016

NOTICE

Our Annual Meeting of Shareholders will be held:

Date:	Wednesday, May 11, 2016
Time:	9:00 a.m., Eastern Daylight Time
Location:	Embassy Suites Hotel 1601 Belvedere Road West Palm Beach, Florida 33406

PURPOSE

•	To elect eight directors for one year terms or until their successors are elected and qualified;

•
To ratify, on an advisory basis, the appointment by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Ocwen Financial Corporation for the fiscal year ending December 31, 2016;

•	To hold an advisory vote to approve executive compensation (“Say-on-Pay”); and

•	To transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting. Management is not aware of any such other business at this time.

PROCEDURES

•	Our Board of Directors has fixed March 18, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

•	Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

This proxy statement for our 2016 Annual Meeting of Shareholders and our Annual Report to shareholders on Form 10-K for the year ended December 31, 2015 will be available on or about April 7, 2016, on our website at www.ocwen.com under the Shareholder Relations tab. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 7, 2016. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our annual report and proxy materials at http://shareholders.ocwen.com/sec.cfm, a website that does not identify or track visitors of the site.

By Order of the Board of Directors,

Timothy M. Hayes
Secretary
April 7, 2016

OCWEN FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Ocwen Financial Corporation (“Ocwen” or the “Company”) for use at our 2016 Annual Meeting of Shareholders (the “Annual Meeting”) and at any postponement or adjournment of this meeting. The approximate date on which this proxy statement, the proxy card and other accompanying materials are first being sent or given to shareholders is April 7, 2016. The Annual Meeting will be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406, on Wednesday, May 11, 2016, at 9:00 a.m., Eastern Daylight Time, for the purposes listed in the Notice of Annual Meeting of Shareholders. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

How a Proxy Works

The Board of Directors has appointed Ronald M. Faris, President and Chief Executive Officer, Timothy M. Hayes, Executive Vice President, General Counsel and Secretary, and Michael J. Stanton, Senior Vice President, Deputy General Counsel and Assistant Secretary, as the management proxy holders for the Annual Meeting. If you properly complete, sign and return your proxy card by mail, or submit your proxy by Internet or telephone, and do not revoke it prior to its use, your shares will be voted in accordance with your instructions. If you do not give contrary instructions, the management proxy holders will vote all shares represented by valid proxies as follows:

•	Proposal One (Election of Directors) - “FOR ALL” of the eight nominees for Director;

•
Proposal Two (Advisory Ratification of Appointment of Independent Registered Public Accounting Firm) - “FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016;

•
Proposal Three (Advisory Resolution on Named Executive Officer Compensation) - “FOR” approval, on an advisory basis, of the compensation of Ocwen’s executive officers whose compensation is disclosed in this proxy statement (“named executive officers”)(“Say-on-Pay”); and

•	with regard to any other business that properly comes before the meeting in accordance with the best judgment of the management proxy holders.

How to Revoke a Proxy

Your proxy may be used only at the Annual Meeting and any postponement or adjournment of this meeting and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by:

•	filing written notice with our Secretary at the following address:
Timothy M. Hayes, Secretary
c/o Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, Florida 33409

•	submitting a properly executed proxy bearing a later date, or

•	appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person.

If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” below for further details.

Who May Vote

You are entitled to vote at the Annual Meeting or any postponement or adjournment of this meeting if you are a holder of record of our common stock at the close of business on March 18, 2016. At the close of business on March 18, 2016, there were 123,852,336 shares of common stock issued and outstanding. On all matters properly presented at the Annual Meeting, each share of our common stock is entitled to one vote.

How to Vote

All shareholders are cordially invited to attend the 2016 Annual Meeting. If you are a shareholder of record, we encourage you to fill in, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. If you attend the Annual Meeting in person, you may, if you desire, revoke your proxy in accordance with the procedures described in this Proxy Statement and vote your shares in person.

How to Give Voting Instructions if you are a Beneficial Owner

If you are a beneficial owner of shares of our common stock held in “street name” by a bank, broker or other nominee, you are considered the beneficial owner of the shares, and your shares may be voted at the Annual Meeting only by the bank, broker or other nominee that holds your shares. To instruct how your shares are to be voted at the Annual Meeting, you will need to follow the instructions provided by the bank, broker or other nominee that holds your shares. Many banks, brokers and other nominees offer the option of submitting voting instructions over the Internet or by telephone. You may also have the option of attending the meeting and voting in person at the Annual Meeting but only if you obtain and present at the Annual Meeting a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the meeting. Please contact your bank, broker or other nominee for further information.

If you hold your shares in street name through a brokerage account and you do not submit instructions to your broker about how your shares are to be voted, one of two things can happen depending on the type of proposal. If the proposal involves a “routine” matter, such as ratification of the appointment of the independent registered public accounting firm, then the rules of the New York Stock Exchange provide brokers discretionary power to vote your shares. If, however, the proposal involves a “non-routine” matter, then brokers are not permitted to vote your shares without instruction from you. “Non-routine” matters include, for example, proposals to elect directors or vote on executive compensation proposals. If you do not submit voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016, your shares will constitute broker “non-votes” on each of the other proposals at the Annual Meeting. Therefore, it is important that you provide instructions to your broker if your shares are held by a broker so that your votes with respect to election of directors, executive compensation and any other “non-routine” matters are counted.

Quorum and Voting Information

The presence at the Annual Meeting of a majority of the votes of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Assuming a quorum, the eight nominees for director receiving a plurality of the votes cast for director will be elected as directors of Ocwen. There is no cumulative voting. You may vote in favor of or withhold authority to vote for one or more nominees for director. Any other matter properly submitted for your consideration at the Annual Meeting will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. Because Proposal Two to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and Proposal Three to approve the Say-on-Pay are advisory in nature, there is no specific requirement for approval for these proposals. It will be up to the Audit Committee or the Compensation Committee, respectively, and the Board of Directors to determine whether and how to implement the advisory votes on the ratification of the appointment of our independent registered public accounting firm and Say-on-Pay.

Abstentions will not be counted in determining the votes cast in connection with the foregoing matters. If any broker “non-votes” occur at the meeting with respect to your shares, the broker “non-votes” will count for purposes of determining whether a quorum is present but will not be counted in determining the outcome of any proposals presented for your vote.

Annual Meeting Admission
For information on attending the Annual Meeting and voting in person, please contact us at shareholderrelations@ocwen.com. If you wish to attend the Annual Meeting in person, you must notify us no less than seven days in advance at shareholderrelations@ocwen.com so that we can make appropriate arrangements to accommodate attendees (i.e., you must notify us at shareholderrelations@ocwen.com on or before May 4, 2016 in order to attend our shareholder meeting). You must also present a form of government-issued personal identification (e.g., driver’s license or passport) and proof of ownership as of the record date to be admitted to the Annual Meeting. If you are a beneficial owner of shares that are held of record by a bank, brokerage firm or other holder of record, a recent brokerage statement or a letter from your bank, brokerage firm or other holder of record are examples of proof of ownership. Only holders of record will be permitted to vote at the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

ELECTION OF DIRECTORS
(Proposal One)

Our Bylaws provide that our Board of Directors shall consist of no less than three and no more than eleven members with the exact number to be fixed by our Board of Directors. Effective February 17, 2016, our Board of Directors fixed the number of directors at ten and we currently have ten directors. Effective May 10, 2016, our Board of Directors has fixed the number of directors at eight because, as previously publicly announced, Barry N. Wish and William H. Lacy have informed the Board of Directors they will not stand for re-election at the Annual Meeting. Accordingly, Messrs. Wish and Lacy will cease serving as directors on May 10, 2016.

We are proposing the eight nominees listed below for election as directors at the Annual Meeting. All nominees currently serve as our directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.

Each of the nominees listed below has consented to being named in this proxy statement and to serving as a director, if elected. If any nominee is unable or for good cause will not stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee recommended by our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as a director if elected.

Nominees for Director

The following sets forth certain information concerning our director nominees, including his or her principal occupation for at least the last five years, additional biographical information and specific qualifications of each director:

Phyllis R. Caldwell. Ms. Caldwell became Chair of the Board of Directors on March 15, 2016. Ms. Caldwell has been a Director of Ocwen since January 2015. Ms. Caldwell is founder and managing member of Wroxton Civic Ventures LLC, which provides advisory services on various financial, housing and economic development matters. Previously, Ms. Caldwell was Chief, Homeownership Preservation Officer at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program, from November 2009 to December 2011. From December 2007 to November 2009, Ms. Caldwell was the President and Chief Executive Officer of the Washington Area Women's Foundation. Prior to such time, Ms. Caldwell held various leadership roles in commercial real estate finance during her eleven years at Bank of America until her retirement from Bank of America in 2007, serving most recently as President of Community Development Banking. Since January 2014, Ms. Caldwell has served as an independent director of both American Capital Senior Floating, Ltd., a publicly traded business development company, and City First Bank of DC. Ms. Caldwell has also served on the boards of numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Ms. Caldwell was selected to serve as a member of our Board of Directors due to her extensive experience in the housing and financial services industries, both in the private sector and as a senior government official, and her experience as a board member of another public company in the financial services industry.

Alan J. Bowers. Mr. Bowers has served as a Director of Ocwen since May 2015. Mr. Bowers is also a Director of Walker & Dunlop, Inc., a publicly traded commercial real estate finance company, since December 2010, serves as its Lead Director, and serves on its Audit Committee and its Nominating and Corporate Governance Committee (Chairman). Mr. Bowers also serves on the board and as Audit Committee Chairman of La Quinta Inns & Suites, a publicly traded hotel chain. Mr. Bowers previously served on the Board of Quadel Consulting Corp., a privately-held government contract manager and consulting firm from July 2005 to June 2015 and as Audit Chair of American Achievement Corp., a privately-held manufacturer and distributer of graduation products from August 2006 to March 2016. Prior to Mr. Bowers' retirement in 2005, he was the President and Chief Executive Officer and a board member of Cape Success, LLC, a private equity-backed staffing service and information technology solutions business, from 2001 to 2004. Mr. Bowers was also the President and Chief Executive Officer and a board member of MarketSource Corporation, a marketing and sales support service firm, from 2000 to 2001, and of MBL Life Assurance Corporation, a life insurance company, from 1995 to 1999. Mr. Bowers previously served on the boards and as Audit Committee Chairman of Refrigerated Holdings, Inc., a temperature controlled logistics firm (from January 2009 to April 2013); Roadlink Inc., a trucking and logistics firm (from February 2010 to April 2013); and Fastfrate Holdings, Inc., a Canadian

trucking and logistics firm (from July 2008 to June 2011), each a privately held company. Mr. Bowers has been a Certified Public Accountant since 1978 and served as Staff Auditor, Audit Partner and Managing Partner, serving a diverse client base during his tenure at Coopers & Lybrand, L.L.P. from 1978 to 1995 and as a Staff Accountant with Laventhol & Horwath, CPAs from 1976 to 1978. Mr. Bowers received his Bachelor of Science in Accounting from Montclair State University and his Master of Business Administration from St. John's University.

Mr. Bowers brings to our Board over thirty years of experience in accounting and executive management, including experience on the audit committees of private companies and Securities and Exchange Commission registrants. Mr. Bowers' accounting expertise and diverse corporate management experience are assets to our Board.

Jacques J. Busquet. Mr. Busquet has served as a Director of Ocwen since January 2016. Mr. Busquet was formerly Chief Risk Officer and Managing Director of Natixis North America LLC and a member of the Executive Committee from April 2008 to February 2015. Prior to that, Mr. Busquet was Executive Vice President and member of the Executive Committee of Calyon Americas (formerly Credit Lyonnais Americas) in charge of Risks, Compliance, Legal, Regulatory Affairs and Asset Recovery from 1998 to March 2008. Since 2005, Mr. Busquet has served as a director of Prolitec Inc., a privately-held commercial air scenting company. From 2012 to March 2015, Mr. Busquet was a trustee of the Institute of International Bankers. From 2003 to 2009, Mr. Busquet was a trustee of the African Wildlife Foundation and the Chair of its Audit Committee for two years.  Mr. Busquet has a Master of Business Administration in Finance from each of The Wharton School of the University of Pennsylvania and Hautes Études Commerciales (HEC), Paris.

With his broad experience as an officer in charge of risks in his prior positions, Mr. Busquet brings to our Board valuable insight into risk management and compliance issues. His experience working in financial institutions provides him with a deep understanding of the financial services industry. We also benefit from his corporate management experience.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003, as the President of Ocwen since March 2001 and as Chief Executive Officer since October 2010. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, as Senior Vice President from May 1997 to May 1998 and as Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science in Accounting from The Pennsylvania State University.

With over twenty years of experience and through various roles within Ocwen, particularly over the past fourteen years serving as President of the Company and more recently as our Chief Executive Officer, Mr. Faris has acquired an intimate knowledge of our business and plays an active role in the day-to-day management of our operations. Mr. Faris is uniquely well-positioned to provide our Board of Directors critical insight into company-specific issues.

Carol J. Galante. Ms. Galante has served as a Director of Ocwen since February 2016. She is currently the I. Donald Terner Distinguished Professor in Affordable Housing and Urban Policy and the Faculty Director of the Terner Center for Housing Innovation and Co-Chair of the Policy Advisory Board of the Fisher Center of Real Estate and Urban Economics at the University of California, Berkeley. Ms. Galante served in the Obama Administration as the Commissioner of the Federal Housing Administration (FHA) and as Assistant Secretary for Housing from July 2011 to October 2014 (Acting Assistant Secretary from July 2011 until confirmed by the U.S. Senate in December 2011), and as Deputy Assistant Secretary, Office of Multifamily Housing programs from May 2009 to July 2011. From 1996-2009, Ms. Galante was President and Chief Executive Officer of BRIDGE Housing Corporation, a non-profit developer of affordable, mixed-income and mixed-use developments in California. From 1987-1996, Ms. Galante was Executive Vice President of BRIDGE Housing Corporation. Ms. Galante has a Bachelor of Arts from Ohio Wesleyan University and a Master of City and Regional Planning from the University of California, Berkeley.

Ms. Galante was selected to serve on our Board because of her extensive knowledge of the housing industry as an academic, senior government official and officer of a non-profit developer. With her broad range of experience, Ms. Galante is able to offer valuable perspectives on the issues facing our business and industry.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services. Mr. Korn has been Director and Chairman of the Audit Committee and member of the Compensation Committee and Corporate Governance and Nominating Committee of PetMed Express, Inc., a publicly traded pet pharmacy, since 2002. He has also served as a Director of comScore, Inc., a publicly traded company that provides digital media analytics, since October 2005 where he currently serves a member of the Audit Committee (formerly Chairman). He was a partner and employee of KPMG, LLP from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. He was admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law. Mr. Korn holds a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania and a Juris Doctor from New York University Law School.

Chosen for his diverse background and experience, Mr. Korn brings valuable insight to our Board of Directors from an audit and accounting perspective. As determined by our Board of Directors, Mr. Korn is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. Additionally, Mr. Korn’s prior experience with other large financial institutions and public corporations provide him with a wealth of knowledge on matters that are pertinent to our ongoing activities.

Robert A. Salcetti. Mr. Salcetti has served as a Director of Ocwen since January 2011. Mr. Salcetti previously served as a Managing Director at JPMorgan Chase from 1996 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank.  Mr. Salcetti earned a degree of Bachelor of Science in Business Administration from Carlow College in Pittsburgh, Pennsylvania. Mr. Salcetti has served on the Board of Directors of Dynex Capital Inc., a publicly traded real estate investment trust, since December 2013 where he serves on the Audit and Compensation Committees. Mr. Salcetti served on the Board of Directors of Cherry Hill Mortgage Investment Corporation, a publicly traded residential real estate finance company, from October 2013 to June 2015 where he served as a member of the Audit, Compensation and Nomination/Governance Committees.

Mr. Salcetti brings to Ocwen’s Board of Directors over thirty-five years of experience in the financial services and mortgage industry sectors. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to the Board of Directors from both an operational and strategic perspective. As determined by our Board of Directors, Mr. Salcetti is financially literate and qualifies as an audit committee financial expert as that term is defined in the Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002.

DeForest B. Soaries Jr. Dr. Soaries has served as a Director of Ocwen since January 2015. Dr. Soaries has served as Senior Pastor of First Baptist Church of Lincoln Gardens since 1990. He formerly served as New Jersey Secretary of State from 1999 to 2002 and as Chairman of the United States Election Assistance Commission from 2004 to 2005. Dr. Soaries was a director of New Era Bank from 1996 to 1998. He currently serves as an independent director at Independence Realty Trust, a publicly traded real estate investment trust, a position he has held since February 2011 and is Chairman of the Compensation Committee. Dr. Soaries has also served as an independent director of the Federal Home Loan Bank of New York since January 2009, where he is Vice Chairman of the Compensation and Human Resources Committee and also serves as a member of the Technology Committee and the Housing Committee. Dr. Soaries earned a Bachelor of Arts from Fordham University, a Master of Divinity from Princeton Theological Seminary and a Doctor of Ministry from United Theological Seminary.

Dr. Soaries was selected to serve as a member of our Board of Directors due to his experience in the financial services industry, including as a board member of a public financial services company. Dr. Soaries brings a unique perspective as a religious and community leader focused on the issues facing struggling borrowers and communities.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board, Committee and Annual Meeting Attendance

The Board of Directors plays an active role in overseeing management and representing the interests of the shareholders. To fulfill this role, directors are expected to attend all Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Shareholders. Directors are also consulted for advice and counsel between formal meetings.

Our Board of Directors held twenty-six meetings and acted by unanimous written consent one time in 2015. Each incumbent director attended at least 75 percent of the aggregate of these meetings and all meetings held by all committees of our Board of Directors on which he or she served during 2015. Our 2015 Annual Meeting of Shareholders was attended by all directors in office on the date thereof.

Independence of Directors

Our Corporate Governance Guidelines provide that a majority of our Board of Directors must be independent in accordance with the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee and the Board of Directors review independence upon appointment and annually review the direct and indirect relationships that each director has with Ocwen based in part on responses provided by our directors to a questionnaire that incorporates the independence standards established by the New York Stock Exchange. Only those directors who satisfy the independence standards and who are determined by our Board of Directors to have no material relationship with Ocwen (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ocwen) are considered independent. Following the Nomination/Governance Committee’s review and findings, the Nomination/Governance Committee and our Board of Directors have determined that each of Ms. Caldwell and Ms. Galante and Messrs. Bowers, Busquet, Korn, Lacy, Salcetti, Soaries and Wish are independent directors.

Annual Board Evaluation

Our Corporate Governance Guidelines and Nomination/Governance Committee Charter provide that the Nomination/Governance Committee will oversee an annual self-assessment of the performance of the Board of Directors, as well as the performance of each committee of the Board of Directors. The evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions and to identify opportunities for improving their operations and procedures. In the first quarter of 2016, our Board of Directors and its committees performed their annual self-assessments for 2015.

Board Leadership Structure

Our Board of Directors does not believe that it is in the best interests of the Company and our shareholders to mandate the separation of the offices of Chairman of the Board of Directors and Chief Executive Officer. Rather, our Board of Directors retains the discretion to make determinations on this matter from time to time as may be in the best interests of the Company and our shareholders. The Board of Directors currently believes that separating the positions of Chief Executive Officer and Chairman is the best structure to fit the Company’s needs. As our President and Chief Executive Officer, Mr. Faris is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board of Directors. As Chair of the Board, Ms. Caldwell leads the Board of Directors and oversees Board meetings and the delivery of information necessary for the Board’s informed decision-making.

Committees of the Board of Directors

Our Board of Directors has established the following standing committees: an Audit Committee, a Compensation Committee, a Nomination/Governance Committee, a Compliance Committee, a Risk Committee, an Independent Review Committee, and an Executive Committee. The table below lists the current members of each of these committees. A brief description of each committee is provided below the table.

Name	Age(1)	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee	Compliance Committee	Risk Committee	Independent Review Committee	Executive Committee
Alan J. Bowers	61	2015	X(2)				X	X
Jacques J. Busquet	67	2016				X	X(2)
Phyllis R. Caldwell	56	2015			X	X		X(2)	X
Ronald M. Faris	53	2003							X
Carol J. Galante	61	2016
Ronald J. Korn	76	2003	X	X
William H. Lacy	70	2002		X(2)	X
Robert A. Salcetti	61	2011	X			X(2)		X
DeForest B. Soaries, Jr.	64	2015		X			X	X
Barry N. Wish	73	1988			X(2)				X(2)

(1)	As of April 7, 2016

(2)	Committee Chair

Audit Committee. The Audit Committee of our Board of Directors oversees the relationship with our independent registered public accounting firm, reviews and advises our Board of Directors with respect to matters involving accounting, auditing, financial reporting and internal control, among other things. Audit Committee oversight also includes the evaluation of significant matters relating to the financial reporting process and our system of internal accounting controls. Additionally, the Audit Committee reviews the scope and results of the annual audit conducted by the independent registered public accounting firm.

The current members of the Audit Committee are Messrs. Bowers (Chairman), Korn and Salcetti. Each member of our Audit Committee (i) is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, (ii) is financially literate, (iii) possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and (iv) qualifies as an audit committee financial expert, as such term is defined in the applicable rules of the Securities and Exchange Commission. No current member of the Audit Committee serves on the audit committee of more than three public companies.

Our Audit Committee operates under a written charter, a copy of which is available on our website at www.ocwen.com. The Audit Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met twenty times in 2015.

Compensation Committee. The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes recommendations to our Board of Directors for human resource and compensation matters relating to our executive officers. The Compensation Committee reviews and approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our executive officers, including the President and Chief Executive Officer, evaluates our executive officers’ performance in light of those goals and objectives and approves our executive officers’ compensation based on their evaluations. The Compensation Committee is also empowered to review our other compensation plans including the goals and objectives thereof and to recommend changes to these plans to our Board of Directors as well as to administer grants under the 2007 Equity Incentive Plan. The Compensation Committee has the authority to, at the Company’s expense, retain compensation consultants, independent counsel or other advisers as it deems necessary in connection with its responsibilities. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests. The Compensation Committee may form and delegate authority to subcommittees when it deems it to be appropriate. The role of the Compensation Committee and our processes and procedures for the consideration and determination of executive and director compensation are described in more detail below under “Board of Directors Compensation” and “Compensation Discussion and Analysis,” respectively.

The current members of the Compensation Committee are Messrs. Lacy (Chairman), Korn and Soaries. Each of these directors is independent as independence for compensation committee members is defined in the listing standards of the New York Stock Exchange. In addition, each member of the Compensation Committee also qualifies as a “non-employee” director as defined in Rule 16b-3 of the Securities and Exchange Commission and as an “outside” director within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Our Compensation Committee operates under a written charter, a copy of which is available on our website at www.ocwen.com. The Compensation Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met seven times in 2015.

Compensation Committee Interlocks and Insider Participation. Messrs. Lacy, Korn, Soaries and Salcetti served as members of the Compensation Committee during 2015. Dr. Soaries replaced Mr. Salcetti on the Committee in February 2015. None of such members were, at any time during the 2015 fiscal year or at any previous time, an officer or employee of the Company. None of our executive officers have served on the Board of Directors or Compensation Committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2015 fiscal year. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K. See “Business Relationships and Related Party Transactions.”

Nomination/Governance Committee. The Nomination/Governance Committee of our Board of Directors makes recommendations to our Board of Directors of candidates to serve as Directors and Committee members for our Board of Directors, advises our Board of Directors with respect to director composition, procedures and committees, develops and presents our Board of Directors with a set of corporate governance principles and oversees the evaluation of our Board of Directors and our management.

The current members of the Nomination/Governance Committee are Messrs. Wish (Chairman) and Lacy, and Ms. Caldwell. Each member of our Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange.

Our Nomination/Governance Committee operates under a written charter, a copy of which is available on our website at www.ocwen.com. The Nomination/Governance Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website. This Committee met four times in 2015.

Compliance Committee. The Compliance Committee of our Board of Directors provides assistance to the Board of Directors with (i) establishment and oversight of our compliance function, including our compliance management system, and (ii) oversight of our compliance with applicable laws, rules and regulations governing our consumer-oriented businesses, including Federal consumer financial laws and applicable state laws.

The current members of the Compliance Committee are Messrs. Salcetti (Chairman) and Busquet, and Ms. Caldwell, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange. Dr. Soaries served on our Compliance Committee from February 2015 to February 2016, at which time he was replaced by Mr. Busquet and Dr. Soaries joined the Risk Committee.

Our Compliance Committee operates under a written charter, a copy of which is available on our website at www.ocwen.com. The Compliance Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website.

Risk Committee. The Risk Committee of our Board of Directors assists the Board of Directors in fulfilling its oversight responsibility with respect to the Company’s enterprise risk management function. The Committee is responsible for reviewing management’s processes for assessing and managing risk, and management’s implementation thereof, and for providing guidance to management with respect thereto.

The Risk Committee was established in February 2016. The current members of the Risk Committee are Messrs. Busquet (Chairman), Bowers and Soaries.

Our Risk Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com. The Risk Committee will generally review its charter annually and more frequently if necessary. When circumstances require, the charter will be amended and the revised version posted on our website.

Independent Review Committee. The Independent Review Committee of our Board of Directors provides assistance to the Board of Directors with the review, approval and oversight of related party transactions pursuant to our Related Party Transactions Approval Policy.

The current members of the Independent Review Committee are Ms. Caldwell (Chair), and Messrs. Bowers, Salcetti and Soaries, all of whom are independent directors as defined in the listing standards of the New York Stock Exchange.

Our Independent Review Committee operates under a written charter, a copy of which is available on our website at www.ocwen.com. The Independent Review Committee generally reviews its charter annually and occasionally reviews it more frequently. When circumstances require, the charter is amended and the revised version posted on our website.

Executive Committee. Our Executive Committee is generally responsible to act on behalf of our Board of Directors during the intervals between meetings of our Board of Directors. The current members of the Executive Committee are Messrs. Wish (Chairman) and Faris, and Ms. Caldwell.

In addition to the standing committees, the Board of Directors also has a Special Litigation Committee.

Special Litigation Committee. The Special Litigation Committee was created by a vote of the independent members of the Board to evaluate a number of shareholder demand letters and has been vested with the authority to determine a course of action regarding those demands.

The current members of the Special Litigation Committee are Messrs. Lacy (Chairman), Bowers, Soaries and Ms. Caldwell. Each member of our Special Litigation Committee is independent as defined in the listing standards of the New York Stock Exchange.

As of the date of this Proxy Statement, replacements for the committee positions currently held by Messrs. Wish and Lacy have not been determined by the Board of Directors. The Board of Directors intends to make such replacements no later than the meeting of the Board of Directors occurring immediately following the Annual Meeting, which is historically when the Board of Directors has re-appointed all committee members. When such appointments are made, they will be posted on our website.

Director Nomination Process

The Nomination/Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are anticipated. At that time, various potential candidates for director are identified. Candidates may come to the attention of the Nomination/Governance Committee through current Board of Directors members, professional search firms, shareholders or industry sources.

Since January 1, 2015, the Nomination/Governance Committee has recommended and the Board of Directors has appointed five new independent directors, including two new independent directors appointed in 2016. Effective May 10, 2016, the size of our Board of Directors will be fixed at eight, seven of whom are independent directors.

It is the policy of our Nomination/Governance Committee to consider candidates for Director recommended by shareholders, but the Nomination/Governance Committee has no obligation to recommend such candidates. In evaluating all nominees for Director, our Nomination/Governance Committee takes into account the applicable requirements for directors under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. In addition, our Nomination/Governance Committee takes into account our best interests, as well as such factors as experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness and ability to devote adequate time and effort to Board responsibilities and the interplay of the candidate’s experience with the background of other members of our Board of Directors. We generally require that directors who have reached the age of seventy-eight will not be nominated, although this requirement may be waived in particular cases at the discretion of the Board of Directors. We also consider the number of other boards on which a nominee sits. The Company’s general policy is to limit the number of other public company boards of directors upon which a director may sit to four. The Board of Directors retains discretion to appoint or nominate for election by the shareholders individuals who sit on more than four other public company boards of directors if the Board of Directors considers the addition of such individual to the Board of Directors to be in the best interests of the Company and its shareholders. Our Nomination/Governance Committee evaluates all of the factors outlined above, including willingness and ability to devote adequate time and effort to Board responsibilities, and recommends candidates that it believes will enhance our Board of Directors and benefit the Company and our shareholders. A copy of our Corporate Governance Guidelines is available on our website at www.ocwen.com.

Pursuant to the Board of Director’s Diversity Policy, the Nomination/Governance Committee considers diversity when it recommends director nominees to the Board of Directors. We view diversity in an expansive way to include differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee considers diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of the Company’s business environment when recommending director nominees to the Board of Directors with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. The Nomination/Governance Committee reviews the skills and attributes of Board members within the context of the current make-up of the full Board of Directors from time-to-time, as appropriate. The Nomination/Governance Committee does not discriminate against candidates for the Board of Directors based on race, color, religion, sex, sexual orientation or national origin.

In evaluating a particular candidate, the Nomination/Governance Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee and other expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nomination/Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nomination/Governance Committee, and others as appropriate, interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors determines the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a shareholder recommend a candidate for Director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee. To date, no shareholder or group of shareholders owning more than five percent of our common stock has put forth any Director nominees for the Annual Meeting.

If you wish to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board of Directors, you may do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You should provide each proposed nominee’s name, biographical data and qualifications, as well as a detailed explanation as to why such proposed nominee should be a director. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders who desire to recommend director candidates for consideration by our Board of Directors in connection with the next annual meeting of shareholders should submit their written recommendation in the manner described in Section 2.2 of our Bylaws, and as described further under “Submission of Shareholder Proposals for 2017 Annual Meeting.”

Policy on Hedging

Our Insider Trading Prevention Policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, on a buy and hold basis, and to discourage active trading or short-term speculation.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for us and our Board of Directors to help ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualifications, board of director and committee composition, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board of Directors.

Our Corporate Governance Guidelines are available on our website at www.ocwen.com. Our Nomination/Governance Committee reviews our Corporate Governance Guidelines annually and, when necessary, recommends amendments to the Board of Directors for approval.

Executive Sessions of Non-Management Directors

Ms. Caldwell chairs executive sessions. Prior to March 15, 2016, Mr. Wish chaired executive sessions. Our non-management directors met in executive session without management four times in 2015.

Communications with Directors

If you desire to communicate with our Board of Directors or any individual director regarding Ocwen, you may do so by writing to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. You may communicate anonymously or confidentially and may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications received in writing are distributed to our Board of Directors or to individual directors, as the General Counsel and Secretary deems appropriate, depending on the facts and circumstances outlined in the communication received. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	Service or product complaints

•	Service or product inquiries

•	New service or product suggestions

•	Resumes and other forms of job inquiries

•	Surveys

•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group at http://shareholders.ocwen.com/contactBoard.cfm.
Shareholders and other interested parties may communicate directly with the Audit Committee and the non-management directors of the Board of Directors by calling our hotline, which is administered by a third party, at 1-800-884-0953. The Chair of the Audit Committee has been designated to receive such communications.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees as required by the New York Stock Exchange rules. We have also adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Any waivers from either the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board of Directors or a Board Committee and must be promptly disclosed. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our web site at www.ocwen.com. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on our website.

Risk Management and Oversight Process

One of our Board of Directors’ key responsibilities is the oversight of risk associated with the Company. Certain of these responsibilities have been delegated to specific Committees, in which case, the Board oversees the work of the Committee. In February 2016, we established a Risk Committee, which is responsible for reviewing the Company’s enterprise risk management framework, meeting with the Chief Risk Officer to discuss risk exposures and mitigation plans and coordinating with other Committee chairs on areas where the substance of their activities overlap. Prior to February 2016, the Board performed these activities. The Audit Committee monitors the Company’s financial risks through regular reviews of the Company’s financial activities with management and internal and external auditors. The Nomination/Governance Committee monitors the Company’s governance and succession risk by regular review with management. The Compensation Committee monitors the Company’s compensation policies and related risks by regular reviews with management. The Compliance Committee monitors the Company’s regulatory compliance risks by regular reviews with management. The Independent Review Committee reviews and approves related party transactions. The Board of Directors’ role in risk oversight is consistent with the Company’s leadership structure with the President and Chief Executive Officer and other members of senior management, including our Chief Risk Officer and our Chief Compliance Officer, having responsibility for assessing and managing the Company’s risk exposure, and the Board of Directors and its Committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION

The following table discloses compensation received for fiscal year 2015 by each member of our Board of Directors who was not employed by us or one of our subsidiaries and who served as a director during fiscal year 2015 (our “non-management directors”).

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	Total ($)
Phyllis R. Caldwell	96,561	100,000	196,561
Alan J. Bowers	42,995	100,000	142,995
Ronald J. Korn	108,028	100,000	208,028
William H. Lacy	127,344	100,000	227,344
Robert A. Salcetti	134,793	100,000	234,793
DeForest B. Soaries, Jr.	88,200	—	88,200
Barry N. Wish	122,734	100,000	222,734

(1)
Amounts reported for stock awards represent the aggregate grant date fair value of awards granted during fiscal 2015 under the 1996 Stock Plan for Directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We based the grant date fair value of stock awards on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards.

(2)
On June 2, 2015, the directors received the following equity awards, each having a grant date fair value of $100,000, for their service for the 2015-2016 term: Ms. Caldwell and Messrs. Bowers, Korn, Lacy, Salcetti and Wish each received 9,867 restricted shares of common stock. Dr. Soaries received restricted share units as a result of his election to defer receipt of his equity compensation pursuant to the Deferral Plan for Directors as discussed below. Mr. Busquet, who was appointed as a member of the Board on January 20, 2016, and Ms. Galante who was appointed as a member of the Board on February 27, 2016 will receive 7,369 restricted shares of common stock and 5,643 restricted shares of common stock respectively, for their service effective from their date of appointment through the unexpired portion of the 2015-2016 term.

(3)	Our non-management directors have no shares subject to option awards outstanding as of December 31, 2015.

Standard Compensation Arrangements for Non-Management Directors

The Compensation Committee has the responsibility for recommending to the Board of Directors the form and amount of compensation for directors. Our management directors do not receive an annual retainer or any other compensation for their service on the Board of Directors. Effective as of June 2015, non-management directors receive the following compensation for their services on the Board of Directors.

Cash Compensation

Effective as of June 2, 2015, we provide the following annual cash compensation to our non-management directors in quarterly installments:

•	a retainer of $70,000;

•	an additional $30,000 to the Audit Committee and Compliance Committee Chairs;

•	an additional $20,000 to the Special Litigation Committee Chair;

•	an additional $15,000 to all Committee Chairs (other than the Audit Committee, Compliance Committee and Special Litigation Committee Chairs);

•	an additional $12,500 to all Audit Committee, Compliance Committee, and Special Litigation Committee members (other than the Chairs) and;

•	an additional $7,500 to all Independent Review Committee members (other than the Chairs).

Equity Compensation

We provide our non-management directors an annual award of restricted shares of common stock for their service on our Board of Directors from the date of their election to the anniversary of the date of our previous year’s annual meeting of shareholders, pursuant to our 1996 Stock Plan for Directors. The restricted shares are granted automatically each year following the annual meeting of shareholders to each non-management director who is elected to the Board of Directors. In June 2015, our Compensation Committee approved, and our Board of Directors ratified, the grant date value of the annual equity compensation for non-management directors at $100,000, effective as of the date of the meeting of the Board of Directors following the Company’s 2015 annual meeting. The number of shares of common stock to be awarded is determined based on the average of the high and low prices of a share of common stock as reported on the New York Stock Exchange on the date of grant.

A non-management directors’ right to ownership in shares of restricted stock granted under the 1996 Stock Plan for Directors vests on the first day of the month immediately following the expiration of the restriction period (which begins on the grant date and continues through the last day of the grant year) for such shares if the director has attended an aggregate of at least seventy-five percent of all meetings of the Board of Directors and committees of which the director is a member during such period. In the event that the director has attended less than an aggregate of at least seventy-five percent of all such meetings, such director’s right to ownership will vest on a pro rata basis according to the director’s actual attendance percentage, with the remaining shares forfeited. Shares of restricted stock are not transferable, are subject to forfeiture during the restriction period and are subject to a mandatory holding period thereafter, subject in each case to certain exceptions.

Deferral Plan for Directors
The Deferral Plan for Directors provides non-management directors with the opportunity to defer the receipt of all or a portion of their equity compensation earned for their service as directors. The plan is administered by the Compensation Committee. Before the end of each calendar year, the non-management directors make an election to receive either all or a portion of the equity portion of their annual compensation for the following grant year in restricted stock or a credit to their deferral account for the number of share units equal to the number of shares of restricted stock granted to but not received by such director. Directors electing to defer receipt of equity will become vested in the share units and will receive dividend equivalents to the same extent as they would if the original award of restricted stock had not been deferred.

Each director electing deferral must specify the payment date at the time of election for any share units credited as a result of that election as either (i) the six-month anniversary of the director’s termination date or (ii) any other date elected by the director which is at least two years after the last day of the year of service for which the compensation was awarded. At least thirty days prior to payment of deferred compensation, a director shall elect to receive such payment in the form of either (i) cash in an amount equal to the fair market value of the number of whole and fractional share units credited to the deferral account or (ii) whole shares of common stock equal to the number of whole share units credited to the deferral account with fractional share units to be paid in cash.

Other Compensation Matters

Director compensation may be prorated for a director serving less than a full one-year term such as in the case of a director joining the Board of Directors after an annual meeting of shareholders. Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees. Director compensation is subject to review and adjustment by the Board of Directors from time-to-time.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as one of our executive officers but does not serve on our Board of Directors. Our executive officers are appointed annually by our Board of Directors and generally serve at the discretion of our Board of Directors. There are no arrangements or understandings between us and any person for the appointment of any person as an executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name	Age(1)	Position(1)
Scott W. Anderson	47	Executive Vice President and Chief Servicing Officer
Michael R. Bourque, Jr.	38	Executive Vice President and Chief Financial Officer
John V. Britti	56	Executive Vice President and Chief Investment Officer
Marcelo G. Cruz	51	Executive Vice President and Chief Risk Officer
Catherine M. Dondzila	53	Senior Vice President and Chief Accounting Officer
Timothy M. Hayes	60	Executive Vice President, General Counsel and Secretary
Otto J. Kumbar	51	Executive Vice President, Lending; President & CEO, Ocwen Mortgage Services
Arthur C. Walker, Jr.	45	Senior Vice President, Global Tax

(1) All information set forth herein is as of April 7, 2016.

The principal occupation for the last five years, as well as certain other biographical information, for each of our Executive Officers who is not a director are set forth below.

Scott W. Anderson. Mr. Anderson has served as Executive Vice President and Chief Servicing Officer since 2009, and his career with Ocwen has spanned over twenty years. Prior to his current role, he served as Senior Vice President, Residential Assets since November 2001. Prior to joining Ocwen in November 1993, Mr. Anderson was employed by CIGNA. He holds a Bachelor of Arts in Economics from Bowdoin College.

Michael R. Bourque, Jr. Mr. Bourque has served as Executive Vice President and Chief Financial Officer since June 2014. Prior to joining Ocwen, Mr. Bourque spent fifteen years in various financial leadership positions in the General Electric Company, spanning both GE's industrial businesses as well as GE Capital. Most recently, from 2013 to April 2014, Mr. Bourque served as Chief Financial Officer for GE Distributed Power, a business within GE Power & Water. Prior to that he served in other CFO, financial planning and analysis and internal audit roles at General Electric. Mr. Bourque holds a Bachelor of Arts in Mathematics from the College of the Holy Cross in Worcester, Massachusetts, and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

John V. Britti. Mr. Britti has served as Executive Vice President and Chief Investment Officer since June 2014. He previously served as Chief Financial Officer and has been with Ocwen since January 2011. Prior to joining Ocwen, Mr. Britti was Chief Operating Officer for mortgage insurer RMIC from 2005 to 2011. Mr. Britti held two positions at Freddie Mac as a Vice President running Field Sales and Pricing & Structured Transactions. Mr. Britti has also been a Vice President at Capital One running Thrift and Mortgage Operations. After business school, Mr. Britti worked at McKinsey & Company in its financial services industry group. He holds a Bachelor of Arts in Economics from the University of Maryland and a Master of Business Administration from Dartmouth’s Amos Tuck School.

Marcelo G. Cruz. Dr. Cruz has served as Executive Vice President and Chief Risk Officer since 2014. Prior to joining Ocwen, Dr. Cruz served as Head of Risk Management at E*Trade from October 2012 to November 2013. Previously, from March 2010 to October 2012, Dr. Cruz held a senior Risk Management role at Morgan Stanley & Co., and was an Associate Principal at McKinsey & Co from January 2009 to March 2010, where he advised boards of directors and executive management of financial institutions on risk and business strategy. He was also Chief Risk Officer at Aviva PLC in London. He is an author in the areas of risk and finance and holds a PhD in Mathematics from the Imperial College of London, as well as a Master of Business Administration and Bachelor of Science in Economics from Universidade Federal do Rio de Janeiro. Dr. Cruz is an Adjunct Professor at New York University Stern School of Business and Editor-in-Chief of the Journal of Operational Risk, and a member of the editorial boards of other publications.

Catherine M. Dondzila. Ms. Dondzila has served as Senior Vice President and Chief Accounting Officer of Ocwen since March 2013. Prior to joining Ocwen, Ms. Dondzila held various positions at Residential Capital LLC, including Controller and Chief Accounting Officer, from 2007 to February 2013, and served as Senior Vice President, Business Area Controller and Finance Transformation at Federal Home Loan Mortgage Corporation from 2004 to 2006, as Senior Managing Director, Business Unit Controller Fixed Income Sales and Trading at Bear Sterns & Co., Inc. from 1992 to 2004 and as Senior Manager at Deloitte & Touche from 1984 to 1991. Ms. Dondzila graduated from Washington University, St. Louis, with a Bachelor of Science in Business Administration with concentrations in Accounting and Finance.

Timothy M. Hayes. Mr. Hayes has served as Executive Vice President, General Counsel and Secretary of Ocwen since April 2013. Prior to this role, Mr. Hayes served as Chief of Staff to the Chief Executive Officer of Homeward Residential, Inc., a subsidiary of Ocwen since June 2012. From January 2010 to November 2011, Mr. Hayes was Executive Vice President and General Counsel of the Financial Services Division of American International Group, Inc., and from July 2009 through January 2010 was General Counsel of American General Financial Services, Inc., a subsidiary of AIG. Mr. Hayes previously served as Executive Vice President and General Counsel of Citi Residential Lending, Inc., and predecessor companies from 2005 through 2008. Mr. Hayes previously served in other legal roles in the financial services industry. Mr. Hayes holds a Bachelor of Arts from the College of the Holy Cross and a Juris Doctor/Master of Business Administration from Southern Methodist University, and is a member of the State Bar of Texas.

Otto J. Kumbar. Mr. Kumbar has served as Executive Vice President, Lending since 2013 and as President of Ocwen Mortgage Services since August 2015. He previously served as President of Liberty Home Equity Solutions, Inc. since April 2010. Prior to his role with Liberty, he held a number of positions with Genworth Financial, Inc. including Managing Director for Latin America, Chief Executive Officer of Australia and Managing Director for Mortgage Insurance in Europe. Mr. Kumbar joined General Electric in 1985 and held various positions in numerous GE businesses including GE Plastics, Industrial Systems, Global Exchange Services and GE Mortgage Insurance. He holds a Bachelor of Science in Computer Science from Rensselaer Polytechnic Institute.

Arthur C. Walker, Jr. Mr. Walker serves as our Senior Vice President, Global Tax and has been with Ocwen since August 2013. In that capacity he leads all the tax department functions for Ocwen. Mr. Walker has over nineteen years of tax experience advising public companies on domestic and international tax matters. Prior to joining Ocwen, Mr. Walker was a tax partner with the law firm of Mayer Brown LLP and had been with Mayer Brown for fourteen years. Mr. Walker has advised companies in many different industries throughout his career including technology, software, service provider, pharmaceutical, financial services, transportation, healthcare, and manufacturing. His tax practice experience has included planning, intercompany transfer pricing, structuring / restructuring of business operations, offshore intangibles, contract manufacturing, cross-border financing, mergers and acquisitions, legislation, private letter rulings, examinations and administrative appeals. Mr. Walker holds a Bachelor of Science in Business Administration from Georgetown University’s McDonough School of Business and a Juris Doctor and Master of Laws in Taxation from Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND RELATED SHAREHOLDER MATTERS

Beneficial Ownership of Equity Securities

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each of our directors and director nominees;

•	each named executive officer; and

•	all of our directors and current executive officers as a group.

Each of Ocwen’s directors, director nominees and named executive officers may be reached through Ocwen Corporate Headquarters at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

The following table also sets forth information with respect to each person known by Ocwen to beneficially own more than five percent of the outstanding shares of its common stock.

The table is based upon information supplied to us by directors and executive officers and filings under the Securities Exchange Act of 1934, as amended. We have based our calculation of the percentage of beneficial ownership on 123,852,336 shares of our common stock outstanding as of the record date, unless otherwise noted.

Shares Beneficially Owned (1)
Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class
William C. Erbey(2) P.O. Box 25437 Christiansted, VI 00824	21,318,182	16.76%
Kingstown Capital Partners, LLC(3) 100 Park Avenue 21st Floor New York, N.Y. 10017	12,500,000	10.09%
Putnam Investments LLC(4) One Post Office Square Boston, MA 02109	9,880,900	7.98%
D. John Devaney(5) 240 Crandon Boulevard, Suite 167 Key Biscayne, FL 33149	6,553,251	5.29%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	6,408,131	5.17%

Directors and Named Executive Officers:
Scott W. Anderson(7)	106,823	*
Michael R. Bourque, Jr.(8)	24,443	*
Alan J. Bowers	9,867	*
Jacques J. Busquet	—	*
Phyllis R. Caldwell	12,240	*
Ronald M. Faris(9)	1,745,760	1.39%
Carol J. Galante	—	*
Timothy M. Hayes(10)	29,943	*
Ronald J. Korn	34,551	*
Otto J. Kumbar(11)	118,824	*
William H. Lacy	24,240	*
Robert A. Salcetti	19,928	*
DeForest B. Soaries, Jr.(12)	—	*
Barry N. Wish(13)	4,163,614	3.36%
All Current Directors and Executive Officers as a Group (18 persons)	6,479,489	5.17%

*	Less than 1%

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she has the right to acquire within 60 days of March 18, 2016 such common stock and directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the reported shares. No shares have been pledged as security by the named executive officers or directors.

(2)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2016 reporting securities deemed to be beneficially owned as of December 31, 2015. Includes 5,409,704 shares held by Munus L.P. (“Munus”), in which Mr. Erbey has a 1% general partner interest; Erbey Holding Corporation (“Erbey Holding”), a corporation wholly-owned by Mr. Erbey, has a 60% preferred limited partner interest and a 9% common limited partner interest; and The Community Foundation of West Georgia, Inc., a Georgia nonprofit corporation, has a 30% preferred limited partner interest, with no right to vote or control the assets of Munus. Also includes 2,440,000 shares held by Caritas Partners LLC (“Caritas”), a Delaware limited liability company, of which Mr. Erbey, his spouse, E. Elaine Erbey, and Caritas Charitable Remainder Trust (the “Trust”) are members. Also includes 2,000,000 shares held by Salt Pond Holdings, LLC (“Salt Pond”), a United States Virgin Islands limited liability company, of which the members are Mr. Erbey, Mrs. Erbey and Erbey Holding. Salt Pond is owned by Mr. Erbey (56.2%), Mrs. Erbey (24.5%) and Erbey Holding (19.3%). Also includes 8,020,852 shares held by Tribue Limited Partnership (“Tribue”), a United States Virgin Islands

limited partnership in which Mr. Erbey has a 0.1% general partner interest, and Salt Pond has a 90% preferred limited partner interest and a 9.9% common limited partner interest. Also includes options to acquire 3,377,821 shares which are exercisable on or within 60 days from December 31, 2015. Mr. Erbey controls Munus, Caritas, the Trust, Salt Pond, Tribue and Erbey Holding and therefore is the beneficial owner of 17,870,556 shares held indirectly through these entities plus 69,805 shares held directly and options to acquire 3,377,821 shares. Mr. Erbey has sole voting and dispositive power over the 21,318,182 shares. Mr. Erbey is our former Executive Chairman.

(3)
Based solely on information contained in a Schedule 13D/A filed with the Securities and Exchange Commission on August 6, 2015, reporting securities deemed to be beneficially owned as of August 5, 2015, by Kingstown Capital Management, LP, a Delaware limited partnership (“Kingstown Capital”), Kingstown Management GP LLC, a Delaware limited liability company (“Kingstown Management”), Kingstown Capital Partners, LLC, a Delaware limited liability company (“General Partner”), Kingstown Partners Master Ltd., a Cayman Islands corporation (“Master Fund”), Kingstown Partners II, L.P., a Delaware limited partnership (“Fund II”), Ktown, LP, a Delaware limited partnership (“Ktown,” and together with Master Fund and Fund II, the “Funds”), Michael Blitzer and Guy Shanon. General Partner is the general partner of each of the Funds. Kingstown Capital is the investment manager of each of the Funds. Kingstown Management is the general partner of Kingstown Capital. Each of Mr. Blitzer and Mr. Shanon is a managing member of Kingstown Management. By virtue of these relationships, each of General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon may be deemed to beneficially own the Shares owned by the Funds. Master Fund owned directly 8,799,052 shares, constituting approximately 7.1% of the shares outstanding (but possesses economic exposure to 9,769,952 shares due to certain cash-settled total return swap agreements as described in the Schedule 13D/A), Fund II owned directly 1,699,374 shares, constituting approximately 1.4% of the shares outstanding (but possesses economic exposure to 2,007,874 shares due to certain cash-settled total return swap agreements as described in the Schedule 13D/A) and Ktown owned directly 2,001,574 shares, constituting approximately 1.6% of the shares outstanding (but possesses economic exposure to 2,222,174 shares due to certain cash-settled total return swap agreements as described in the Schedule 13D/A). By virtue of their respective relationships with the Funds, each of General Partner, Kingstown Capital, Kingstown Management and Messrs. Blitzer and Shanon may be deemed to beneficially own the Shares owned directly by the Funds. Each of Master Fund, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Master Fund. Each of Ktown, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the Shares owned directly by Ktown. Each of Fund II, General Partner, Kingstown Capital, Kingstown Management, Mr. Blitzer and Mr. Shanon has shared voting and dispositive power over the shares owned directly by Fund II.

(4)
Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2016, reporting securities deemed to be beneficially owned as of December 31, 2015, by Putnam Investments, LLC (“PI”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). PI, wholly owns PIM, which is the investment adviser to the Putnam family of mutual funds, and PAC, which is the investment adviser to Putnam’s institutional clients. Both subsidiaries have dispositive power over these shares as investment managers. In the case of shares held by the Putnam mutual funds managed by PIM, the mutual funds, through their boards of trustees, have voting power. PAC has sole voting power over the shares held by its institutional clients.

(5)
Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 21, 2016, reporting securities deemed to be beneficially owned as of December 31, 2015, by D. John Devaney (“Devaney”), United Aviation Holdings, Inc. (“UAHI”), United Capital Markets, Inc. (“UCMI”), United Capital Markets Holdings, Inc. (“UCMHI”) and United Real Estate Ventures, Inc. (“UREVI”). Pursuant to the Schedule 13G/A, UCMHI is the beneficial owner of 3,771,664 shares of Ocwen indirectly through UAHI and UCMI, wholly-owned subsidiaries of UCMHI. Devaney controls UREVI and UCMHI and therefore may be deemed to be the beneficial owner of the 6,536,471 shares of Ocwen owned directly and indirectly by UREVI and UCMHI. Devaney may also be deemed to be the beneficial owner of 16,780 shares of Ocwen controlled personally and through retirement accounts. All figures are as of December 31, 2015. Devaney has sole voting power and dispositive power over 16,780 shares and shared voting and dispositive power over 6,536,471 shares.

(6)
Based solely on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2016, reporting securities deemed to be beneficially owned as of December 31, 2015, by The Vanguard Group, Inc.; Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 128,759 shares as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is a beneficial owner of 10,400 shares of the Company as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc., has sole voting power over 133,959 shares, shared voting power over 5,200 shares, sole dispositive power over 6,274,172 shares and shared dispositive power over 133,959 shares.

(7)	Includes options to acquire 41,261 shares which are exercisable on or within 60 days of March 18, 2016.

(8)	Includes options to acquire 14,443 shares which are exercisable on or within 60 days of March 18, 2016.

(9)	Includes options to acquire 1,324,861 shares which are exercisable on or within 60 days of March 18, 2016. Also includes 115,582 shares jointly held by Mr. and Mrs. Ronald M. Faris.

(10)	Includes options to acquire 11,943 shares which are exercisable on or within 60 days of March 18, 2016. Also includes 8,000 shares jointly held by Mr. and Mrs. Timothy M. Hayes.

(11)	Includes options to acquire 3,824 shares which are exercisable on or within 60 days of March 18, 2016.

(12)
Does not include 2,373 vested restricted share units credited to DeForest B. Soaries, Jr., pursuant to the Deferral Plan for Directors, which are not settleable until the six-month anniversary of the director’s termination of service.

(13)
Includes 3,885,891 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the common stock thereof, 248,023 held personally and 30,000 shares held by the Barry N. Wish Family Foundation, Inc. a charitable foundation of which Mr. Wish is a director.

Beneficial Ownership of Equity Securities of Subsidiary

The following table sets forth certain information regarding the beneficial ownership of preferred stock of our subsidiary, Ocwen Mortgage Servicing, Inc. (“OMS” and such stock, “OMS Preferred Stock”), as of the record date by (i) each of our directors and director nominees (ii) each named executive officer and (iii) all of our directors and current executive officers as a group. See “OMS Preferred Stock Plan” under “Compensation Discussion and Analysis” below for additional detail on OMS Preferred Stock.

Shares Beneficially Owned
Directors and Named Executive Officers:	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class (as of March 18, 2016)
Scott W. Anderson	—	—	*
Michael R. Bourque, Jr.	Class I Preferred	1,000	100%
Alan J. Bowers	—	—	*
Jacques J. Busquet	—	—	*
Phyllis R. Caldwell	—	—	*
William C. Erbey	—	—	*
Ronald M. Faris	—	—	*
Carol J. Galante	—	—	*
Timothy M. Hayes	Class D Preferred	1,000	100%
Ronald J. Korn	—	—	*
Otto J. Kumbar	Class M Preferred	1,000	100%
William H. Lacy	—	—	*
Robert A. Salcetti	—	—	*
DeForest B. Soaries, Jr.	—	—	*
Barry N. Wish	—	—	*
All Current Directors and Executive Officers as a Group (18 persons)	Class D Preferred	1,000	100%
All Current Directors and Executive Officers as a Group (18 persons)	Class I Preferred	1,000	100%
All Current Directors and Executive Officers as a Group (18 persons)	Class M Preferred	1,000	100%

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	7,151,225	10.10	7,702,134

Equity compensation plans not approved by security holders	—	—	—

Total	7,151,225	10.10	7,702,134(1)

(1)
2007 Equity Incentive Plan. A total of 20,000,000 shares of common stock of the Company were authorized to be issued pursuant to awards made as options, restricted stock, performance awards or other stock-based awards under our 2007 Equity Incentive Plan. Each share issued under this plan pursuant to an award other than a stock option or other purchase right in which the participant pays the fair market value for such share measured as of the grant date, or appreciation right which is based upon the fair market value of a share as of the grant date, shall reduce the number of available shares by 1.42. In addition, a total of 500,000 shares of common stock of the Company were authorized to be issued pursuant to awards of restricted shares under our 1996 Stock Plan for Directors. Each of these plans is administered by the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and 10% beneficial owners were complied with during the 2015 fiscal year, except for one late Form 4 filing disclosing one transaction by Mr. Faris and one late Form 4 filing disclosing two transactions by Mr. Erbey.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction, Philosophy and Objectives

We believe an effective executive compensation program is one that aligns the interests of executives and shareholders by rewarding performance that achieves or exceeds specific financial targets and strategic goals designed to improve shareholder value. In addition, executive compensation should promote individual service longevity through long-term incentive opportunities that reward consistent high-level financial performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive.

This Compensation Discussion and Analysis provides information regarding the following:

•
compensation for our Chief Executive Officer, compensation for our Chief Financial Officer during 2015, compensation for the three other most highly compensated executive officers who were serving as executive officers at the end of 2015 and compensation for our former Executive Chairman who retired January 16, 2015;

•	overall objectives of our compensation program and what it is designed to reward;

•	each element of compensation that we provide;

•	reasons for the compensation decisions we have made regarding these individuals;

•	determinations of the amount for each element of compensation;

•	how each compensation element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding other elements; and

•	our consideration of the results of the most recent shareholder advisory vote on executive compensation.

Our named executive officers for 2015 are as follows:

Name	Position
Ronald M. Faris	President and Chief Executive Officer
Michael R. Bourque, Jr.	Executive Vice President and Chief Financial Officer
Timothy M. Hayes	Executive Vice President, General Counsel and Secretary
Otto J. Kumbar	Executive Vice President, Lending
Scott W. Anderson	Executive Vice President and Chief Servicing Officer
William C. Erbey(1)	Former Executive Chairman

(1)	Mr. Erbey retired from Ocwen effective as of January 16, 2015.

Role of Executive Officers in Compensation Decisions

The President and Chief Executive Officer, is involved in the recommendation of certain compensation arrangements for approval by the Compensation Committee. The Chief Executive Officer annually reviews the performance of each executive officer (other than himself, whose performance is reviewed by the Compensation Committee) and presents his conclusions and recommendations regarding annual compensation and annual incentive opportunity amounts to the Compensation Committee for its consideration and approval. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations, subject, in each case, to any applicable limits contained in any plan or agreements applicable to such awards. All compensation decisions with respect to the compensation of the President and Chief Executive Officer are made solely by the Compensation Committee. The Senior Vice President, Human Resources assists the President and Chief Executive Officer and the Compensation Committee by providing them with market data and other reference materials.

Role of Compensation Consultant

Pursuant to its authority to retain independent counsel or other advisers as it deems necessary, the Compensation Committee engaged Frederic W. Cook & Company, LLC (“FW Cook & Co.”), an executive compensation consulting firm, in December 2014 to serve as its independent compensation consultant. FW Cook & Co. assisted the Compensation Committee in December 2014 and continuing into 2015 in developing transition and retirement arrangements for the former Executive Chairman. FW

Cook & Co. also advised the Compensation Committee with respect to the February 17, 2016 equity awards discussed below under “Equity Incentive Plan - 2015 Awards.” FW Cook & Co. also advised the Compensation Committee with respect to changes in annual compensation and annual incentive opportunity structure and with respect to the March 29, 2016 equity awards.

FW Cook & Co. provides no other services to us or any of our affiliates other than the compensation consulting services for the Compensation Committee described above. The Compensation Committee has assessed the independence of FW Cook & Co. and has concluded that its engagement of this consulting firm does not raise any conflict of interest with the Company or any of its directors or executive officers.

Except as otherwise noted in this Compensation Discussion and Analysis, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, the analysis and input from the Compensation Committee’s independent executive compensation consultant, as well as the Compensation Committee’s assessment of compensation trends.

Elements of Compensation

The principal elements of compensation for our named executive officers for 2015 include annual compensation and an annual incentive opportunity. This structure is intended to provide each executive officer with a competitive salary while emphasizing an incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. We have no employment agreements with our executive officers. We believe that our compensation structure is appropriate in light of our performance, our industry, the opportunities and challenges facing our business and the current business environment.

Compensation (including base salaries and annual incentives) of the President and Chief Executive Officer and our other named executive officers is reviewed periodically by the Compensation Committee with adjustments made by the Compensation Committee in its judgment taking into account (except as otherwise noted below) compensation arrangements for comparable positions at the peer group companies (discussed below) based on comparisons prepared by FW Cook & Co., individual performance of the executive officer, an assessment of the value of his performance going forward and compensation levels necessary to maintain and attract quality personnel. Compensation levels are also considered upon a promotion or other change in job responsibility.

Base Salary. The Compensation Committee sets the base salary of the President and Chief Executive Officer. The base salaries for all other named executive officers are determined by the Compensation Committee after taking into account recommendations from the President and Chief Executive Officer. The Senior Vice President, Human Resources assists the President and Chief Executive Officer and the Compensation Committee by providing them with market data and other reference materials.

In 2015, the following named executive officers had an increase in their annual compensation based on the factors discussed above, including FW Cook & Co.’s market comparison. When annual compensation was increased, a proportional increase was also made in annual incentive opportunity.

•	On April 8, 2015, the Compensation Committee approved an increase in Mr. Kumbar’s annual compensation to $423,500, effective April 1, 2015.

•	On April 8, 2015, the Compensation Committee approved an increase in Mr. Hayes’ annual compensation to $376,250, effective April 1, 2015.

•	On April 8, 2015, the Compensation Committee approved an increase in Mr. Anderson’s annual compensation to $483,750, effective April 1, 2015.

•	On August 18, 2015, the Compensation Committee approved an increase in Mr. Faris’ annual compensation to $875,000, effective September 28, 2015.

•	On August 18, 2015, the Compensation Committee further approved an increase to Mr. Kumbar’s annual compensation to $550,000, effective September 28, 2015.

•	On August 18, 2015, the Compensation Committee further approved an increase to Mr. Hayes’ annual compensation to $390,000, effective September 28, 2015.

•	On August 18, 2015, the Compensation Committee further approved an increase to Mr. Anderson’s annual compensation to $500,000, effective September 28, 2015.

•	On August 18, 2015, the Compensation Committee approved an increase to Mr. Bourque’s annual compensation to $500,000, effective September 28, 2015.

Annual Incentive Compensation. Ocwen’s annual incentive compensation opportunity for eligible employees, including our executive officers, is the 1998 Annual Incentive Plan, as amended, which has been approved by our shareholders. Awards under the plan are paid in cash or, in the Compensation Committee’s discretion, all or a portion of the total award value may be paid in the form of equity awards or our stock. Awards under the plan for 2015 were in the form of cash. The plan provides the Compensation Committee and our management with the authority to establish incentive award guidelines which are further discussed below. If equity awards are granted as payment of an award under the 1998 Annual Incentive Plan, they will be granted pursuant to the 2007 Equity Incentive Plan discussed below. Other equity awards may also be made under the 2007 Equity Incentive Plan as discussed below.

Each named executive officer has a target annual incentive award that is expressed as a percentage of total target compensation. In 2015, twenty-five to sixty percent of total target compensation for each named executive officer was payable only upon achievement of certain minimum Company, individual and business unit performance levels. The targeted percentage for each named executive officer was determined by the Compensation Committee based on its assessment of the nature and scope of each executive officer’s responsibilities and an assessment of compensation levels necessary to maintain and attract quality personnel. The table below reflects the percentage of each executive officer’s target total compensation that was allocated to each of base salary and incentive compensation under the 1998 Annual Incentive Plan in 2015 and each executive officer’s actual total compensation that was allocated to each of base salary and such incentive compensation in 2015:

Name	Base Salary in 2015(1)	Target Incentive Compensation in 2015	Base Salary % of Target Total Compensation in 2015	Incentive Compensation % of Target Total Compensation in 2015	Base Salary % of Actual Total Compensation in 2015	Incentive Compensation % of Actual Total Compensation in 2015
Ronald M. Faris	819,521	1,200,000	41%	59%	39%	61%
Michael R. Bourque, Jr.	463,014	231,466	67%	33%	59%	41%
Otto J. Kumbar	471,568	205,385	69%	31%	60%	40%
Timothy M. Hayes	372,397	186,500	67%	33%	52%	48%
Scott W. Anderson	478,424	486,099	50%	50%	48%	52%
William C. Erbey(2)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Reflects prorated base salary.

(2)	William C. Erbey retired on January 16, 2015.

The Compensation Committee structures the annual incentive award opportunity under the 1998 Annual Incentive Plan to help motivate executives to achieve pre-established key performance indicators by rewarding the executives for such achievement. This is accomplished by utilizing a balanced scorecard methodology which incorporates multiple financial and non-financial performance indicators developed through our annual strategic planning process to enhance Company performance and long-term shareholder value. The incentive award for the President and Chief Executive Officer was determined by the Compensation Committee based on (i) the Company’s performance in meeting the objectives established in the corporate scorecard and (ii) a performance appraisal by the Compensation Committee. The incentive awards four our named executive officers other than the President and Chief Executive Officer were determined based on (i) the Company’s performance in meeting the objectives established in the corporate scorecard, (ii) performance within the business unit or support unit as expressed on each named executive officer’s personal scorecard (the Business Unit Scorecard), and (iii) a performance appraisal of the executive officer. For the 2015 service year, the applicable percentage weight assigned to each component of each executive officer’s incentive compensation award is detailed below:

Name	Performance Appraisal	Corporate Scorecard Performance	Business Unit Scorecard
Ronald M. Faris	20%	80%	n/a
Michael R. Bourque, Jr.	20%	40%	40%
Otto J. Kumbar	20%	40%	40%
Timothy M. Hayes	20%	40%	40%
Scott W. Anderson	20%	40%	40%

This corporate scorecard is approved annually by the Compensation Committee and is utilized by the Compensation Committee to assess the performance of the Company as a whole. In determining whether to approve the corporate scorecard each year, the Compensation Committee considers a number of factors, including whether the goals are consistent with and likely to enhance corporate performance and long-term shareholder value as well as the level of difficulty associated with attainment of each goal in the scorecard. The intent of the Compensation Committee is to establish the “target” goals at a level that is challenging to achieve, a “threshold” level for each goal that must be met in order for any portion of the incentive to be paid with respect to that goal, and a maximum or “outstanding” level for each goal that would result in payment of the maximum bonus opportunity with respect to that goal. All ten corporate objectives included in the 2015 corporate scorecard are equally weighted at ten percent and metrics within each objective are also equally weighted.

Our corporate scorecard for 2015 and corresponding achievement levels are detailed below:

2015 Corporate Scorecard Elements
Corporate Objectives		Achievement Levels			Level Achieved
		Threshold	Target	Outstanding
1.	Risk Management
	Complete Risk Management and Compliance Management Systems Build-Out		Discretion of the Compensation Committee		Target
2.	Risk Management, Compliance and Corporate Governance
•	National Mortgage Settlement (NMS) Compliance				Threshold
•	New York Consent Order Compliance		Discretion of the Compensation Committee		Target
•	Consumer Finance Protection Bureau (CFPB) Compliance				Threshold
•	Satisfactory Regulatory Exam Management				Target
•	Litigation Response				Outstanding
3.	Earnings per Share
	Fully Diluted Normalized Earnings Per Share as per Budget	90% of $1.73 = $1.56	1.73	110% of $1.73=$1.90	Below Threshold
4.	Cash Flow
	Cash Flow before repayment of Corporate Debt and Stock Repurchases as per the 2015 Budget	85% of $824 = $700 million	$824 million	115% of $824 = 948 million	Outstanding
5.	Debt Reduction
•	Reduction in Corporate Debt	90% of $503 = $453 million	$503 million	110% of $503 = $533 million	Outstanding
•	Reduction in Servicing Advance Financing	90% of $591 = $532 million	$591 million	110% of $591 = $65 million	Outstanding
6.	Customer Satisfaction
•	Improve Customer Satisfaction Survey Results	5%	10%	15%	Target
•	Reduce CFPB Complaints over 2014	10%	17.5%	25%	Target
7.	Delinquency Reduction
	Improve the 60+ delinquency rate for the Non-Agency static pool	5%	10%	15%	Outstanding
8.	Diversity and Inclusion
	Improve diversity in the areas of leadership, workforce, procurement and community engagement		Discretion of the Compensation Committee		Target
9.	Franchise Value Initiatives
	3 initiatives aimed at ensuring exemplary customer service, fostering an inclusive work environment and enhanced associate engagement, and clearly articulating the Company brand		Discretion of the Compensation Committee		Target
10.	Key Technology Initiatives
	11 technology initiatives that improve, enhance or replace legacy systems, technologies or processes		Discretion of the Compensation Committee		Target

Based on the Company’s actual 2015 performance and the equal weighting assigned to each goal, the overall corporate scorecard payout for 2015 was 102 percent.

Each named executive officer’s business unit scorecard contains key components of the Company’s corporate scorecard and strategic initiatives related to the respective executive officer’s area of responsibility. As noted above, the incentive opportunity for our President and Chief Executive Officer, during 2015, was based on the corporate scorecard and individual performance, given his overall responsibility for the performance of the Company.

For 2015:

•	Mr. Bourque’s business unit scorecard had eight equally weighted goals focused on building the finance organization’s capabilities.

•	Mr. Kumbar’s business unit scorecard was based on forward lending and reverse lending strategic initiatives. It also included performance measurements for strategic lending initiatives.

•	Mr. Hayes’ business unit scorecard had performance measures that focused primarily on risk management, compliance and corporate governance.

•
Mr. Anderson’s business unit scorecard contained various performance measures relating to our servicing business, including performance metrics relating to servicing operations, investor services and loss mitigation initiatives.

The weighted value of the various goals in each named executive officer’s business unit scorecard varies depending upon the relative importance of the goals. Additionally, in developing the goals in the executive officer’s scorecards, we endeavor to incorporate a variety of quantitative and qualitative measures that we believe will help to incentivize performance that perpetuates the long-term success of the Company and discourages executives from pursuing short-term risks to attain their goals.

Within each component of the business unit scorecard, there are three established levels of achievement: Threshold, Target and Outstanding. Outlined below are the percentage of their target incentive opportunities that our executive officers are eligible to earn based on their level of achievement under their business unit scorecards (with different structures applying to our named executive officers based in the U.S. Virgin Islands (“USVI”)).

Level of Achievement	Non-USVI Based Named Executive Officers	USVI Based Named Executive Officers
Below Threshold	—	—
Threshold	50%	—
Target	100%	100%
Outstanding	150%	200%

We believe that different incentive compensation structures for eligible USVI-based and non-USVI based employees are appropriate in light of the overall compensation packages available to each executive officer, including eligibility to participate in the plans and programs available in each jurisdiction.

Outlined below are the payout results for each component of the annual incentive opportunity: performance appraisal, business unit scorecard, Company scorecard and total payout as a percentage of target annual incentive for each named executive officer who received an annual incentive award.

Performance Appraisal Rating Scale
Rating	Payout
A - Outstanding	150%
High B - Exceeds Expectations	125%
B - Meets Expectations	100%
Low B - Needs Improvement	75% and 25% overall reduction in incentive award
C or D - Unsatisfactory	0% and not eligible for incentive award

Payout for Incentive Compensation Components
Name	Performance Appraisal Payout	Corporate Scorecard Payout	Business Unit Scorecard Payout	Annual Incentive Payout (as a percentage of Target Annual Incentive)
Ronald M. Faris	150%	102%	n/a	111.6%
Michael R. Bourque, Jr.	150%	102%	162.5%	146%
Otto J. Kumbar	150%	102%	140%	137.7%
Timothy M. Hayes	125%	102%	200%	151.7%
Scott W. Anderson	125%	102%	124.8%	115.7%

Each year, the President and Chief Executive Officer and Senior Vice President, Human Resources present the business unit scorecard performance, corporate scorecard results and recommendations as to the performance appraisal and incentive compensation for each of the other executive officers to the Compensation Committee. The Compensation Committee evaluates the recommendations and determines the final incentive compensation awards for the executives and other incentive-eligible employees.
The Compensation Committee has approved our 2016 corporate scorecard. Corporate objectives covered in the scorecard include:

•	Improving the Company’s risk management, compliance and corporate governance programs

•	Achieving earnings per share targets

•	Achieving growth targets

•	Cost improvement initiatives

•	Management of debt finances

•	Improving customer satisfaction

•	Improving delinquency rates

•	Improving franchise value and brand enhancement and

•	Improving operational efficiency and effectiveness through key process and technology initiatives

Equity Incentive Plan

The 2007 Equity Incentive Plan (the “2007 Plan”) is administered by the Compensation Committee and authorizes the grant of restricted stock, restricted stock units, options, stock appreciation rights or other equity-based awards to our employees. We implemented the 2007 Plan to motivate employees to make extraordinary efforts to achieve significant improvements to shareholder value, boost retention of key employees and align the interests of our employees with the interests of our shareholders.

Equity Incentive Plan - 2015 Awards

The Compensation Committee determined that it was appropriate to grant new equity awards to certain named executive officers who were employed by us at the time of grant of the awards to help us retain them over the vesting periods of the awards and to further link their interests with those of our shareholders. These new awards were granted on February 24, 2015 and consist of a mix of (1) stock options with time-based vesting requirements (“2015 Stock Options”), (2) restricted stock units with time-based vesting requirements (“2015 Time-Vested RSUs”) and (3) restricted stock units with both time- and market performance-based vesting requirements (“2015 Performance Units”).

The number of shares of our common stock subject to each type of award granted on February 24, 2015 is as follows:

Name	Stock Options	Time-Vest RSUs	Performance Units
Michael R. Bourque, Jr.	32,772	15,337	48,231
Timothy M. Hayes	32,772	15,337	48,231
Scott W. Anderson	32,772	15,337	48,231

Each 2015 Stock Option has an exercise price per share equal to the mean between the high and low trading prices of a share of our common stock on the date of grant of the award ($10.14, which was also greater than the closing price of our common stock on that date), and will have value only if our stock price increases above that exercise price during the term of the award.

Each Stock Option is scheduled to vest, subject to the executive’s continued employment, in four equal annual installments on the first, second, third and fourth anniversaries of the grant date of the awards and has a maximum term of ten years from grant. Restricted stock units are payable, subject to vesting, in an equal number of shares of our common stock. Accordingly, restricted stock units also align executives’ interests with those of our shareholders. 2015 Time-Vested RSUs are scheduled to vest, subject to the executive’s continued employment, in three equal annual installments on the second, third and fourth anniversaries of the grant date of the awards. 2015 Performance Units will vest only if, on or before the fourth anniversary of the grant date of the awards, the average of the closing prices per share of our common stock for a period of twenty consecutive trading days, plus the amount of any dividends paid on a share of our common stock during the term of the award on or before the last day of that period, equals or exceeds $16.26. If that market performance-based condition is satisfied, the Performance Units will be scheduled to vest, subject to the executive’s continued employment, on the first, second, third and fourth anniversaries of the grant date of the awards (in each case, if the time-based vesting date occurs before the date that the stock price-based vesting condition is satisfied, the vesting of that installment will occur on the satisfaction of the stock price-based vesting condition, subject to the executive’s continued employment by the Company through that date). The awards are subject to accelerated vesting (and, in the case of the 2015 Performance Units, the units may vest on an accelerated basis or remain outstanding subject to the achievement of the stock price-based vesting condition) in certain circumstances in connection with the award holder’s death, disability, retirement, termination of employment by the Company without cause or by the executive for good reason, or should certain changes in control of the Company occur.

The Compensation Committee chose this mix of awards because it believed that they struck an appropriate balance between retention and performance. Stock options have value only if our stock price increases above the per share exercise price of the options. Since the value of the stock options is dependent upon increases in our stock price, we consider stock options to be performance-based compensation. Time-Vest RSUs also align award recipients’ interests with those of our shareholders because the value of the awards is directly linked to our stock price, but because the awards have value regardless of stock price appreciation they are an enhanced retention incentive. The Performance Units also align award recipients’ interest with those of our shareholders because the value of the awards is directly linked to our stock price, but these awards are further linked to the goal of stock price appreciation because of the stock-price based vesting conditions applicable to the awards. In the 2015 mix of equity awards for our named executive officers, the 2015 Performance Units were weighted most heavily (based on the grant date fair value of the awards) to consider market consistency as advised by FW Cook & Co. and align payouts with performance.

On August 18, 2015, Mr. Kumbar assumed the role of Executive Vice President, Lending. As part of his inducement to join, through negotiations and approval by the Compensation Committee, Mr. Kumbar was granted options to acquire 60,000 shares of Common Stock, of which twenty five percent vest in four equal annual increments. Fifty percent are performance based and the remaining twenty five percent are extraordinary performance based. Additionally, Mr. Kumbar received 15,000 shares of restricted stock, which vest in three equal annual increments on the anniversary of the grant date. This award was contingent upon relocation to the USVI and remaining a resident there through the vesting period and meeting certain tax requirements.

OMS Preferred Stock Plan

The Amended and Restated 2013 Preferred Stock Plan of OMS (the “OMS Preferred Stock Plan”) authorizes the grant of non-voting OMS Preferred Stock to OMS employees. The Board of Directors of OMS authorized the purchase of 1,000 shares of Class D Preferred Stock by Mr. Hayes, 1,000 shares of Class I Preferred Stock by Mr. Bourque, 1,000 shares of Class M Preferred Stock by Mr. Kumbar, on February 28, 2014, February 14, 2015 and March 3, 2016, respectively. OMS declared a dividend on each of the outstanding classes of OMS Preferred Stock, payable on March 7, 2016, based upon the performance of OMS during 2015.

USVI Relocation Program

In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals at the director level and above, who are relocating to the USVI to work for OMS.  The USVI relocation program includes relocation benefits such as moving expenses, home sale support, a housing allowance for up to five years, payment of children’s school tuition fees, payment of “home leave” travel for return trips to the continental United States and tax gross ups on certain taxable benefits, in each case subject to certain limits and exceptions. Upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. For 2015, each of Messrs. Bourque, Hayes and Kumbar received benefits under the USVI Relocation Program, as set forth in the “Summary Compensation Table” below and accompanying footnotes.

Other Compensation

Our policy with respect to employee benefit plans generally is to provide benefits to our employees, including our executive officers, that are comparable to benefits offered by companies of a similar size to ours. We believe that a competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees. Our named executive officers participate in the benefit plans offered to our salaried employees, generally, including medical, dental, life and disability insurance plans, and a 401(k) retirement program.

Shareholder Say-on-Pay Vote

The Company believes our executive compensation programs are effectively designed, are in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. At our June 2, 2015 Annual Meeting of Shareholders 99.55 percent of votes cast on our “Say-on-Pay” proposal were in favor of our executive compensation program. As a result, the Compensation Committee has continued to apply the same principles and philosophy it has used in previous years in determining executive compensation levels and will continue to consider shareholder concerns and feedback in the future. In light of the voting results with respect to the frequency of shareholder votes on executive compensation at our May 12, 2011 Annual Meeting of Shareholders, the Board of Directors decided that the Company will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation.

Setting Compensation Levels

The Compensation Committee periodically reviews compensation of the President and Chief Executive Officer and executive officers. As a data point of reference for the review, the Compensation Committee in conjunction with FW Cook & Co. conducted a market review in 2015.

The market review for the President and Chief Executive Officer and the other named executive officers was determined by selecting a peer group of companies for market comparisons that utilized selection criteria such as industry, relevance and size. The selection criteria included companies that compete for similar labor markets and/or capital, companies of comparable scope and complexity and companies with similar market cap, among other metrics. The peer group selected through this process is listed below.

Assured Guaranty	MBIA
Capstead Mortgage	MGIC Investment
Carlyle Group	Nationstar Mortgage
Corelogic	PennyMac
DST Systems	People’s United Financial
Everbank Financial	PHH Corp.
First American Financial	Radian Group
Heartland Payment	Redwood Trust
Maiden Holdings	Walter Investment Corporation

Stock Ownership and Hedging Policies

Although we do not have stock ownership requirements for our executives, our philosophy is that equity ownership by our executives is important to attract, motivate and retain executives as well as to align their interests with the interests of our shareholders. The Compensation Committee believes that the Company’s equity plans are adequate to achieve this philosophy. We maintain an Insider Trading Prevention Policy that governs the timing of transactions in securities of the Company by directors and executives.

In addition, our Insider Trading Prevention Policy prohibits any director, officer or employee from engaging in any short sale of the Company’s stock, establishing and using a margin account with a broker-dealer for the purpose of buying or selling Company stock, or buying or selling puts or calls on the Company’s stock. This policy is designed to encourage investment in the Company’s stock for the long term, and to discourage active trading or short-term speculation.

Potential Payments upon Termination or Change in Control

As we have no employment agreements with our named executive officers other than the restrictive covenants noted below, we handle each termination of employment as we believe is appropriate in light of the circumstances. Any severance benefits for a named executive officer would be determined on a case-by-case basis. In addition, the named executive officer would typically retain any vested portion of prior equity awards granted through the 1998 Annual Incentive Plan, the 1991 Non-Qualified Stock Option Plan and the 2007 Plan. Any portion of an equity award not vested will be forfeited unless alternate arrangements are made in the discretion of the Compensation Committee.

Certain of the stock option agreements provide for accelerated vesting that upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” as defined in the applicable stock option agreement, all options that vest over a certain time period (“Time-Based Options”) would immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event” as defined in the applicable stock option agreement, all options, including the Time-Based Options and other options that would otherwise not vest until certain company performance and timing criteria are met, would immediately vest.

The executive stock option agreements permitting accelerated vesting of options upon a change in control were designed to provide the executives with the same opportunities as shareholders to realize the value created at the time of the transaction. In addition, we believe that this vesting provision supports the compelling business need to retain key employees during the uncertain times preceding a change in control.

Pursuant to our USVI relocation program, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States, discussed further in the “Potential Payments Upon Termination or Change in Control” section below.

Restrictive Covenants

All of our named executive officers execute an intellectual property and non-disclosure agreement upon commencement of their employment. This agreement requires the named executive officer to hold all “confidential information” in trust for us and prohibits the named executive officer from using or disclosing such confidential information except as necessary in the regular course of our business or as otherwise required by law. Other than these restrictive covenants, we generally do not have employment, non-competition or non-solicitation agreements with our executive officers. From time to time, we enter into separation agreements with executive officers that contain these provisions.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their Chief Executive Officers and the other most highly compensated Named Executive Officers employed at the end of the year (other than the Chief Financial Officer) unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company of various payments and benefits, including the impact of Section 162(m). However, we reserve the right to design programs that may not be deductible under Section 162(m) if we believe they are nevertheless appropriate to help achieve our executive compensation program objectives, and in any case, there can be no assurance that any compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis of this proxy statement with management.

Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

April 7, 2016	Compensation Committee:
William H. Lacy, Chairman
Ronald J. Korn, Director
DeForest B. Soaries, Jr., Director

Summary Compensation Table-2013, 2014 and 2015
The following table provides information concerning the compensation of our named executive officers for the 2015, 2014 and 2013 fiscal years. In accordance with Securities and Exchange Commission rules, we have not provided information for periods when an individual was not a named executive officer or was not employed by the Company.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Option Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Ronald M. Faris President and Chief Executive Officer	2015	850,962	—	—	1,339,200	5,300	2,195,462
	2014	740,000	—	—	____(5)	5,200	745,200
	2013	540,000	—	—	1,093,500	5,100	1,638,600

Michael R. Bourque, Jr. Chief Financial Officer	2015	478,846	540,921	143,845	339,200	429,799(6)	1,932,631
	2014	261,539(7)	371,150	1,421,250	194,458	391,555(8)	2,639,952
	2013	—	—	—	—	—	—

Otto J. Kumbar President, Ocwen Mortgage Services, Inc.	2015	475,644(9)	411,729	386,930	315,636	289,132(10)	1,873,454
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

Timothy M. Hayes Executive Vice President, General Counsel and Secretary	2015	387,356	540,921	143,845	357,563	267,201(11)	1,696,886
	2014	350,000	501,750	768,450	147,623	271,848(12)	2,039,671
	2013	242,308(13)	—	—	340,111	178,132 (14)	760,551

Scott W. Anderson Executive Vice President, Chief Servicing Officer	2015	497,644	540,921	143,845	541,629	5,300	1,729,339
	—	—	—	—	—	—	—
	—	—	—	—	—	—	—

William C. Erbey(15) Former Executive Chairman	2015	115,703(16)	—	2,013,147(17)	—	1,200,000(18)	2,040,703
	2014	725,000	—	—	—	1,357,444 (19)	2,082,444
	2013	725,000	—	—	1,232,500	985,358(20)	2,942,858

(1)	Represents the aggregate grant date fair value of stock awards and stock options. These amounts do not represent the actual amounts paid to or realized by the executive.

(2)
These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards with a service condition on the average of the high and low sales prices of our common stock on the New York Stock Exchange on the date of grant of the awards. For stock awards with a market condition or for option awards, we determine the grant date fair value of the award through the use of an option-pricing model that is appropriate for the terms and conditions of the award. Detail regarding the assumptions used in the calculation of these values is included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(3)	Consists of the cash portion of incentive compensation bonus earned in the corresponding year and paid in the first quarter of the following year.

(4)	Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan and, as applicable, the other items specified in the footnotes in this column.

(5)
Mr. Faris declined the 2014 incentive compensation awarded to him under the 1998 Annual Incentive Plan ($912,516) and suggested that the Board consider donating a portion of the declined amount to certain housing counseling charities.

(6)
Consists of relocation benefits in the amount of $121,673 (including a housing allowance of $4,000 per month, as a result of the relocation, children's school tuition fees in the amount of $26,500, and amounts to gross-up taxable relocation benefits in the amount of $43,068), a signing bonus in the amount of $68,823, employer contributions to the Ocwen Financial Corporation 401(k) Savings in the amount of $8,303 and dividends of $231 per share on 1,000 shares of OMS Class I Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2015 (see “OMS Preferred Stock Plan” above for additional discussion).

(7)
Consists of base salary received by Mr. Bourque from the Company pro-rated from his start date of employment on April 28, 2014 through the date Mr. Bourque relocated to the USVI in the amount of $107,692, and the remainder of base salary received by Mr. Bourque from OMS pro-rated from his date of relocation to the USVI through the end of the fiscal year in the amount of $153,846.

(8)
Consists of relocation benefits in the amount of $191,555 (including a housing allowance of $4,000 per month, children's school tuition fees in the amount of $25,470, amounts to gross-up taxable relocation benefits in the amount of $55,359, a signing bonus in the amount of $50,000 and relocation related transportation), and dividends of $200 per share on 1,000 shares of OMS Class I Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014 (see “OMS Preferred Stock Plan” above for additional discussion).

(9)	Includes base salary received by Mr. Kumbar of $14,808 from Liberty, $122,800 from Ocwen Financial Corporation and $339,413 from OMS.

(10)
Consists of relocation benefits in the amount of $71,940 (including a housing allowance of $4,000 per month and amounts to gross-up for taxable relocation expenses in the amount of $23,940), employer contributions to the Ocwen Financial Corporation 401(k) Savings Plan in the amount of $11,192 and dividends of $206 per share on 1,000 shares of OMS Class M Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2015 (see “OMS Preferred Stock Plan” above for additional discussion).

(11)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $10,600, relocation benefits in the amount of $69,601 (including a housing allowance of $4,000 per month and amounts to gross-up taxable relocation benefits in the amount of $21,601), and dividends of $187 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2015.

(12)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $1,760, relocation benefits in the amount of $95,088 (including a housing allowance of $4,000 per month, automobile allowance in the amount of $12,250, and amounts to gross-up taxable relocation benefits in the amount of $33,673), and dividends of $175 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2014.

(13)	Consists of base salary received by Mr. Hayes from OMS, prorated from his date of employment on April 15, 2013.

(14)
Consists of relocation benefits in the amount of $53,132 (including a housing allowance of $4,000 per month and amounts to gross-up taxable relocation benefits), and dividends of $125 per share on 1,000 shares of OMS Class D Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013.

(15)	Mr. Erbey retired from Ocwen effective as of January 16, 2015.

(16)	Consists of base salary received by Mr. Erbey for the period of January 1, 2015 to January 15, 2016 and payout of accrued Paid Time Off in the amount of $58,557.69.

(17)
This value does not represent a new award for Mr. Erbey. As discussed below under “Retirement of Former Executive Chairman” and as disclosed in Ocwen’s 2015 proxy statement, pursuant to Mr. Erbey’s Retirement Agreement (as defined below), Mr. Erbey was entitled to accelerated vesting of his outstanding Company stock options, and a longer period to exercise his Company stock options granted in 2008 and 2012, in connection with his separation from the Company. This value reflects the incremental increase in the fair value of these awards resulting from the modification of the awards pursuant to the Retirement Agreement, computed as of the modification date in accordance with FASB ASC Topic 718. Detail regarding the assumptions used in the calculation of this value is included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(18)	Consists of payments to Mr. Erbey, by OMS in respect to his Retirement Agreement, including a $725,000 Lump Sum Severance Payment and a $425,000 Lump Sum Relocation Payment.

(19)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,200, relocation benefits in the amount of $242,724 (including a housing allowance of $10,000 per month, automobile allowance in the amount of $23,652 and amounts to gross-up taxable relocation benefits in the amount of $99,072), dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan based on OMS performance in 2014 and paid in connection with Mr. Erbey’s retirement, $377,624 in lieu of Mr. Erbey’s bonus for fiscal year 2014 paid in connection with Mr. Erbey’s retirement (see “Retirement of Former Executive Chairman” for additional discussion), and the aggregate incremental cost to Ocwen of personal use of corporate aircraft ($6,896). The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft.

(20)
Consists of contributions by Ocwen pursuant to Ocwen’s 401(k) Savings Plan in the amount of $5,100, relocation benefits in the amount of $238,019 (including a housing allowance paid with respect to 13 months in 2013 (7 months at $12,000 per month and 6 months at $10,000) and amounts to gross-up taxable relocation benefits), dividends of $7,250 per share on 100 shares of OMS Class A Preferred Stock declared by the OMS Board in accordance with the OMS Preferred Stock Plan with respect to OMS’ performance during 2013 and the aggregate incremental cost to Ocwen of personal use of corporate aircraft in the amount of $17,239. The aggregate incremental cost is calculated using a method that takes into account all variable costs such as aircraft fuel, airport taxes and fees, catering costs and other operating expenses. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as monthly fees that are billed regardless of usage and the acquisition costs of the aircraft.

For more information about the elements of the compensation paid to our named executive officers, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards for 2015

The following table provides information related to the non-equity incentive plan awards under our 1998 Annual Incentive Plan, as amended, and the equity incentive plan awards under our 2007 Equity Plan granted to our named executive officers in fiscal year 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald M. Faris	—	600,000	1,200,000	1,800,000	—	—	—	—	—	—	—

Michael R. Bourque, Jr.	—	—	231,466	462,932	—	—	—	—	—	—	—
	2/24/2015	—	—	—	—	—	—	—	32,772(4)	10.14	143,845
	2/24/2015	—	—	—	—	—	—	15,337(5)	—	—	155,440
	2/24/2015	—	—	—	—	48,231(6)	—	—	—	—	385,481

Otto J. Kumbar	—	—	205,385	410,777	—	—	—	—	—	—	—
	6/25/2015	—	—	—	—	—	45,000(7)	—	15000(7)	10.62	319,800
	6/25/2015	—	—	—	—	—	—	15,000(8)	—	—	159,300
	2/24/2015	—	—	—	—	—	—	—	15,294(4)	10.14	67,130
	2/24/2015	—	—	—	—	—	—	7,157(5)	—	—	72,536
	2/24/2015	—	—	—	—	22,508(6)	—	—	—	—	179,893

Timothy M. Hayes	—	—	186,500	373,000	—	—	—	—	—	—	—
	2/24/2015	—	—	—	—	—	—	—	32,772(4)	10.14	143,845
	2/24/2015	—	—	—	—	—	—	15,337(5)	—	—	155,440
	2/24/2015	—	—	—	—	48,231(6)	—	—	—	—	385,481

Scott W. Anderson	—	230,050	468,099	701,149	—	—	—	—	—	—	—
	2/24/2015	—	—	—	—	—	—	—	32,772(4)	10.14	143,845
	2/24/2015	—	—	—	—	—	—	15,337(5)	—	—	155,440
	2/24/2015	—	—	—	—	48,231(6)	—	—	—	—	385,481

William C. Erbey	1/31/2006	—	—	—	—	—	—	—	69,805(9)	5.81	20,132
	5/10/2007	—	—	—	—	—	—	—	102,821(9)	7.16	101,595
	8/21/2012	—	—	—	—	—	—	—	250,000(9)	24.38	471,514
	8/21/2012	—	—	—	—	—	—	—	250,000(9)	24.38	473,269
	8/21/2012	—	—	—	—	—	—	—	500,000(9)	24.38	946,637

(1)
These amounts represent the potential non-equity compensation that would have been earned by each respective executive officer for 2015 service under the different achievement levels presented on their personal scorecards, which are more fully discussed in “Compensation Discussion and Analysis,” pursuant to our 1998 Annual Incentive Plan. Our Compensation Committee is also authorized to make discretionary awards outside of the 1998 Annual Incentive Plan in excess of the maximum amounts indicated above or to award less or no incentive compensation. Under our current compensation structure, all non-equity incentive compensation is paid to the executive officer in the first quarter of the year following the year in which service was rendered. The actual amount of non-equity incentive compensation that was paid to our named executive officers for 2015 service is set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	These amounts represent shares subject to stock awards and shares underlying option awards granted during 2015 pursuant to our 2007 Plan.

(3)
These amounts represent the grant date fair value of the stock and option awards, computed in accordance with FASB ASC Topic 718. We based the grant date fair value of stock awards with a service condition on the average of the high and low prices of our common stock as reported on the New York Stock Exchange on the date of grant of the awards. For stock awards with a market condition or for option awards, we determine the grant date fair value of the award through the use of an option-pricing model that is appropriate for the terms and conditions of the award. Detail regarding the assumptions used in the calculation of these values is included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(4)
Messrs. Bourque, Hayes, Kumbar and Anderson were each granted an option award that vests in four equal annual increments commencing February 24, 2016 so long as the executive remains an employee of the Company or a subsidiary of the Company at the time of each vesting.

(5)
Messrs. Bourque, Hayes, Kumbar and Anderson each were granted a restricted stock unit award which vests in three equal annual increments commencing February 24, 2017, so long as they each individually remain an employee of the Company or a subsidiary of the Company at the time of each vesting. They will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested.

(6)
Messrs. Bourque, Hayes, Kumbar and Anderson were each granted a restricted stock unit award that vests in four equal annual increments commencing February 24, 2016 (“time-based”) so long as each of them remain employees of the Company or a subsidiary of the Company at the time of each vesting of their respective restrictive stock unit award. However, none of the units are vested until the first trading day on or before the fourth anniversary of the award date on which the average stock price equals or exceeds $16.26 at which time all units that have met their time vesting schedule vest immediately, with the remainder vesting in accordance with their time-based schedule.

(7)
One-fourth of the option award vests in four equal annual increments commencing June 25, 2016 (“time-based”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $21.24 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $31.86 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based”), so long as Mr. Kumbar is an employee of the Company or a subsidiary of the Company at the time of each vesting. The award does not contain a threshold or target payout amount. If all of the market performance conditions for the performance-based options are satisfied, Mr. Kumbar would be entitled to purchase 60,000 shares underlying the option award.

(8)
The restricted stock award vests in three equal annual increments commencing June 25, 2016, so long as Mr. Kumbar is an employee of the Company or a subsidiary of the Company at the time of each vesting. Mr. Kumbar will not have any rights of a stockholder with respect to any of the shares subject to the restricted stock award until such shares are vested.

(9)
These values do not represent new awards for Mr. Erbey. As discussed below under “Retirement of Former Executive Chairman” and as disclosed in Ocwen’s 2015 proxy statement, pursuant to Mr. Erbey’s Retirement Agreement (as defined below), Mr. Erbey was entitled to accelerated vesting of his outstanding Company stock options, and a longer period to exercise his Company stock options granted in 2008 and 2012, in connection with his separation from the Company. These values reflect the incremental increase in the fair value of these awards resulting from the modification of the awards pursuant to the Retirement Agreement, computed as of the modification date (January 16, 2015) in accordance with FASB ASC Topic 718. Detail regarding the assumptions used in the calculation of this value is included in Note 22 to our audited financial statements for the fiscal year ended December 31, 2015, which are included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards at December 31, 2015 for the individuals named in the Summary Compensation Table.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Ronald M. Faris	84,861	—	—	7.16	5/10/2017	—	—	—	—
	310,000	—	—	4.82	7/14/2018	—	—	—	—
	620,000	—	—	4.82	7/14/2018	—	—	—	—
	310,000	—	—	4.82	7/14/2018	—	—	—	—

Michael R. Bourque, Jr.	—	32,772(5)	—	10.14	2/24/2025	15,337(6)	106,746	—	—
	—	—	—	—	—	—	—	48,231(7)	335,688
	6,250	18,750(8)	—	37.12	4/28/2024	6,667(9)	46,402	—	—
	—	—	50,000(10)	37.12	4/28/2024	—	—	—	—
	—	—	25,000(11)	37.12	4/28/2024	—	—	—	—

Scott W. Anderson	—	32,772(5)	—	10.14	2/24/2025	15,337(6)	106,746	—	—
	—	—	—	—	—	—	—	48,231(7)	335,688
	—	—	—	—	—	10,000(12)	69,600	—	—
	27,443	—	—	7.16	5/10/2017	—	—	—	—
	5,625	16,875(13)	—	33.45	5/14/2024	—	—	—	—
	—	—	45,000(14)	33.45	5/14/2024	—	—	—	—
	—	—	22,500(15)	33.45	5/14/2024	—	—	—	—

Timothy M. Hayes	—	32,772(5)	—	10.14	2/24/2015	15,337(6)	106,746	—	—
	—	—	—	—	—	—	—	48,231(7)	335,688
	3,750	11,250(13)	—	33.45	5/14/2024	10,000(12)	69,600	—	—
	—	—	30,000(14)	33.45	5/14/2024	—	—	—	—
	—	—	15,000(15)	33.45	5/14/2024	—	—	—	—

Otto J. Kumbar	—	—	—	—	—	15,000(16)	104,400	—	—
	—	—	—	—	—	7,157(6)	49,813	—	—
	—	—	—	—	—	—	—	22,508(7)	156,656
	—	15,294(5)	—	10.14	2/24/2025	—	—	—	—
	—	15,000(17)(18)	—	10.62	6/25/2025	—	—	—	—
	—	—	30,000(17)(19)	10.62	6/25/2025	—	—	—	—
	—	—	15,000(17)(20)	10.62	6/25/2025	—	—	—	—

William C. Erbey	69,805	—	—	5.81	1/31/2016	—	—	—	—
	102,821	—	—	7.16	5/10/2017	—	—	—	—
	600,000	—	—	4.82	7/14/2018	—	—	—	—
	1,200,000	—	—	4.82	7/14/2018	—	—	—	—
	600,000	—	—	4.82	7/14/2018	—	—	—	—
	375,000	125,000	—	24.38	8/21/2022	—	—	—	—
	500,000	—	—	24.38	8/21/2022	—	—	—	—

(1)	Options awarded where, as of December 31, 2015, any applicable performance hurdles have been met but remain subject to time-based vesting criteria.

(2)	Options awarded where, as of December 31, 2015, the applicable performance hurdles have not been met.

(3)
Option exercise prices were adjusted for Ocwen stock options outstanding on or before the Altisource Portfolio Solutions, SA (“Altisource”) spin-off transaction completed on August 10, 2009 to reflect the value of Altisource.

(4)
The dollar amounts shown in these columns are determined by multiplying the number of unvested shares or units subject to the award by $6.96, the average of the high and the low of a share of our common stock on December 31, 2015.

(5)	Options vest in four equal installments on February 24, 2016, February 24, 2017, February 24, 2018 and February 24, 2019.

(6)	The number of shares of restricted stock vests in three equal installments on February 24, 2017, February 24, 2018 and February 24, 2019.

(7)	The restricted stock awards vest upon the stock price reaching $16.26.

(8)	Options vest in three equal installments on April 28, 2016, April 28, 2017 and April 28, 2018.

(9)	The number of shares of restricted stock shown vests in two equal installments on April 28, 2016 and April 28, 2017.

(10)	One-fourth vests upon achieving a stock price of $74.24 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(11)	One-fourth vests upon achieving a stock price of $111.36 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(12)	The number of shares of restricted stock shown vests in two equal installments on May 14, 2016 and May 14, 2017.

(13)	Options vest in three equal installments on May 14, 2016, May 14, 2017 and May 14, 2018.

(14)	One-fourth vests upon achieving a stock price of $66.90 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(15)	One-fourth vests upon achieving a stock price of $100.35 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(16)	The number of shares of restricted stock shown vests in four equal installments on June 25, 2016, June 25, 2017, June 25, 2018 and June 25, 2019

(17)
One-fourth of the option award vests in four equal annual increments commencing June 25, 2016 (“time-based”); one-half of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $21.24 with a 20% or greater annualized rate of return in the stock price measured from the date of grant and one-fourth of the option award vests in four equal annual increments commencing on the date as of which the stock price equals or exceeds $31.86 with a 25% or greater annualized rate of return in the stock price measured from the date of grant (“performance-based”).

(18)	Options vest in four equal installments on June 25, 2016, June 25, 2017, June 25, 2018 and June 25, 2019.

(19)	Options vest upon achieving a stock price of $21.24 and compounded annual gain of 20% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

(20)	One-fourth vests upon achieving a stock price of $31.86 and compounded annual gain of 25% over the exercise price with the balance vesting one-fourth each subsequent anniversary.

Option Exercises and Stock Vested During 2015

The following table provides information relating to the amounts realized on the exercise of options and the vesting of restricted stock during fiscal year 2015 for the individuals named in the Summary Compensation Table.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ronald M. Faris	97,805	178,369	—	—
Michael R. Bourque, Jr.	—	—	3,333	27,481
Otto J. Kumbar	—	—	—	—
Timothy M. Hayes	—	—	5,000	49,775
Scott W. Anderson	—	—	5,000	49,775
William C. Erbey	47,872	148,194	—	—

(1)
The dollar amounts in this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share price of our common stock on the exercise date and the exercise price of the options.

(2)
The dollar amounts shown in this column for stock awards are calculated based on the average of the high and low prices of a share of common stock on the New York Stock Exchange on the date of vesting.

Potential Payments upon Termination or Change in Control
As noted above, we do not have employment agreements with our named executive officers that provide for severance or change in control benefits. Any portion of an equity award not vested will be forfeited unless alternate arrangements are made in the discretion of the Compensation Committee. For a termination of employment not due to death, disability or retirement, the named executive officer has six months within which to exercise stock options pursuant to our stock option agreements. Furthermore, pursuant to each stock option agreement granting an equity award, upon termination of an employee for cause, all outstanding stock options granted pursuant to such stock option agreement are forfeited.
Certain of the stock option agreements provide for accelerated vesting as set forth below. Upon a named executive officer’s retirement, disability, death, termination by the Company without “cause” or termination by the named executive officer for “good reason,” as defined in the applicable stock option agreement, all options that vest over a certain time period (“Time-Based Options”) would immediately vest. Additionally, pursuant to these certain agreements, if there is a “change of control event” as defined in the applicable stock option agreement, all options, including the Time-Based Options and other options that would otherwise not vest until certain company performance and timing criteria are met, would immediately vest.
As of December 31, 2015 and based upon a comparison of the closing price of our common stock on the New York Stock Exchange on such date with applicable option exercise prices, none of the stock options for which vesting would accelerate in any of the circumstances referred to in the preceding paragraph had value.
Pursuant to our USVI relocation program, upon a participant’s retirement or involuntary termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. Messrs. Bourque, Hayes and Kumbar qualify for this benefit. In addition, if a participant at the level of executive vice president is involuntarily terminated without cause, such participant is eligible to receive a severance payment equal to one year’s base salary if such termination of employment occurs within the first year following relocation and six months’ base salary if such termination occurs at any time after the first year following relocation. See “USVI Relocation Program” above. Messrs. Bourque, Hayes and Kumbar qualify for such benefits and, in the event of involuntary termination without cause, would receive a severance payment equal to six months’ base salary.

Potential Payments upon Termination or Change in Control(1)
Name	Severance Payment ($)	Value of Any Outstanding Equity Awards that Would Accelerate (3) ($)
Ronald M. Faris	—	—
Michael R. Bourque, Jr.(2)	250,000	443,069
Timothy M. Hayes(2)	195,000	443,069
Otto J. Kumbar(2)	550,000	206,765
Scott W. Anderson	—	443,069

(1)	As of December 31, 2015.

(2)	Also entitled to expenses associated with relocating to the United States.

(3)
The dollar amounts shown in these columns are determined by multiplying (i) the number of unvested time-based restricted stock units by (ii) $6.96, the average of the high and the low of a share of common stock, on December 31, 2015.

Retirement of Former Executive Chairman

Effective as of January 16, 2015, Mr. Erbey stepped down as the Executive Chairman and as a member of the Board of Directors of the Company. Also on January 16, 2015, Mr. Erbey resigned as a director, officer and employee of OMS, and from any other position he held with the Company and its affiliates.

On January 16, 2015, the Compensation Committee of the Board approved, and the Board ratified, a Retirement Agreement by and between the Company, OMS and Mr. Erbey (the “Retirement Agreement”). The Compensation Committee of the Board retained FW Cook & Co. as its independent compensation consultant to provide advice in connection with the Retirement Agreement.

The Retirement Agreement provided for Mr. Erbey’s separation from the Company and its affiliates as described above. The Retirement Agreement included the following provisions in favor of the Company:

•	Mr. Erbey released the Company and its affiliates with respect to any employment-related claims.

•	Mr. Erbey agreed that he will not disclose any confidential information of the Company or its affiliates.

•	Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not engage in certain activities that are competitive with the Company and its affiliates.

•
Mr. Erbey agreed that, for a period of 24 months after the Retirement Date, he will not use trade secrets of the Company or any of its affiliates to solicit any customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates.

•
Mr. Erbey agreed that, following the Retirement Date, he will cooperate with the Company and its affiliates in connection with certain litigation and audit matters relating to his employment with, or service as a member of the Board of, the Company or any of its affiliates.

Provisions in favor of Mr. Erbey under the Retirement Agreement included the following:

•
OMS awarded Mr. Erbey an amount in lieu of an annual bonus of $377,624 for fiscal 2014, determined by OMS in a manner consistent with its determination of bonuses for 2014 for its other senior executives (“2014 Payment”).

•	OMS paid Mr. Erbey a $725,000 cash severance payment (the “Lump Sum Severance Payment”).

•	OMS paid Mr. Erbey $475,000 in lieu of certain relocation benefits (the “Lump Sum Relocation Payment”).

•	Mr. Erbey and his spouse will be entitled to continued medical coverage.

•
Mr. Erbey’s outstanding Company stock options granted before 2012 became fully vested and exercisable on his retirement date. 750,000 of the stock options granted in 2012 became fully vested and exercisable on his retirement date, 125,000 became fully vested and exercisable on August 21, 2015 and 125,000 will become fully vested and exercisable on August 21, 2016.  The Retirement Agreement provided that Mr. Erbey’s outstanding Company stock options granted in 2008 and 2012 will continue to be exercisable for the balance of the original 10-year term of the awards.

•
Mr. Erbey was entitled to a 2015 dividend of $725,000 on his shares of OMS Class A Preferred Stock (the “OMS Dividend”). Promptly after payment of that dividend, OMS redeemed all of Mr. Erbey’s Class A Preferred Stock for

$100, representing the purchase price and previously agreed redemption price of such stock pursuant to the terms of the OMS Preferred Stock Plan.

•	Mr. Erbey has certain rights to require the Company to file a registration statement on Form S-3 to register the resale of his shares of Company common stock (the “Registration Rights”).

The amounts of the 2014 Payment and the OMS Dividend are included in the Summary Compensation Table above as All Other Compensation for 2014 for Mr. Erbey given their nexus to 2014 services. The Lump Sum Severance Payment and Lump Sum Relocation Payment, are included as 2015 compensation for Mr. Erbey in the Summary Compensation Table because Mr. Erbey’s retirement occurred, and the Retirement Agreement was entered into, in 2015. The accounting incremental increase in the fair value of Mr. Erbey’s stock options, calculated in accordance with FASB ASC Topic 718, resulting from the modification of the stock options pursuant to the Retirement Agreement and described above, is included pursuant to applicable Securities and Exchange Commission rules in the Summary Compensation Table as 2015 “Option Awards” compensation for Mr. Erbey.

The Retirement Agreement also provided that, in the event it is determined in a final and unappealable order or judgment by a court of competent jurisdiction that Mr. Erbey engaged in a felony (other than a traffic violation) or breached his duty of loyalty to the Company or any of its affiliates (other than unintentionally) while he was employed by, or was an officer or director of, the Company or any of its affiliates, Mr. Erbey agreed to repay to OMS, upon demand by the Board, the Lump Sum Severance Payment, the Lump Sum Relocation Payment and the OMS Dividend. In addition, in the event of any such determination, the Company may terminate any then-outstanding Company stock options and any continued medical coverage, and will have no further obligations with respect to the Registration Rights.

ADVISORY RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)

The Audit Committee of our Board of Directors has appointed Deloitte & Touche LLP, independent registered public accountants, to be our independent registered public accounting firm for the year ending December 31, 2016 and has further directed that such appointment be submitted for ratification, on an advisory basis, by our shareholders at the Annual Meeting. Although shareholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for shareholders to ratify such appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may, in its sole discretion, reevaluate the engagement of the independent registered public accounting firm. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from you.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ADVISORY RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2016.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management Ocwen’s audited financial statements as of and for the year ended December 31, 2015;

•
Discussed with Deloitte & Touche LLP, Ocwen’s independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 16, “Communication with Audit Committees,”; and

•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ocwen’s annual report on Form 10-K for the year ended December 31, 2015.

The Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.ocwen.com.

April 7, 2016	Audit Committee
Alan J. Bowers, Chairman
Ronald J. Korn, Director
Robert A. Salcetti, Director

Deloitte & Touche LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by Deloitte & Touche LLP for fiscal years 2015 and 2014:

	2015	2014
Audit Fees	$4,990,000	$8,125,770
Audit Related Fees	$—	$—
Tax Fees	$1,244,645	$1,375,988
All Other Fees	$215,000	$330,000
Total	$6,449,645	$9,831,758

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen’s consolidated financial statements for fiscal years 2015 and 2014, for the reviews of the financial statements included in Ocwen’s quarterly reports on Form 10-Q during fiscal years 2015 and 2014 and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” This also includes fees for assisting management to document the reorganization of certain subsidiaries.

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to Deloitte & Touche LLP in 2015 and the proposed services for 2016 and determined that such services and fees are compatible with the independence of Deloitte & Touche LLP.

Principles for Audit Committee Pre-Approval of Audit and Non-Audit Services Provided by the Independent Auditor (the “Pre-Approval Principles”). The Audit Committee has adopted the Pre-Approval Principles to set forth the procedures and conditions for pre-approving audit and permitted non-audit services to be performed by the independent auditor responsible for auditing the Company’s consolidated financial statements filed with the Securities and Exchange Commission or any separate financial statements that may be required.

Pursuant to the Pre-Approval Principles, proposed services may either be pre-approved by the Audit Committee on a categorical basis, without consideration of specific services (“general pre-approval”), or may be subject to case-by-case pre-approval by the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure for purposes of addressing the Company’s auditing and non-auditing services and for evaluating the potential impact of non-audit services on the independence of the independent auditor.

Pursuant to the Pre-Approval Principles, regardless of whether a class of or individual service is proposed for general or specific pre-approval, the Audit Committee shall consider whether such service is consistent with applicable Securities and Exchange Commission and Public Company Accounting Oversight Board rules and guidance with respect to auditor independence. The Audit Committee shall also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service may enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee shall also be mindful of the relationship between fees for audit and non-audit services in determining whether to pre-approve any class of or individual service and may determine, for each year, the appropriate ratio between the total amount of fees for “Audit Services,” “Audit-related Services” and “Tax Services” and the total amount of fees for permissible non-audit services classified as “All Other Services.”

Pursuant to the principles, the Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or permitted non-audit or tax service for which the estimated fee does not exceed $500,000. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal Three)

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is presenting this proposal which gives you as a shareholder the opportunity to approve or not approve our pay program for our named executive officers.

As described in more detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. Pursuant to these programs, the Company seeks to compensate the named executive officers for achieving strategic business goals. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers.

Accordingly, we will ask our shareholders to vote on the following proposed resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.”

While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

You may vote for or against or abstain from the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables contained in this proxy statement.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2017 annual meeting of shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED
EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Ocwen’s Related Party Transactions Approval Policy (the “Policy”) sets forth our policies and procedures for the review, approval and monitoring of Related Party Transactions (which, as defined in the Policy, includes transactions involving Ocwen and (i) any person who is a director, nominee for director or senior vice-president or higher ranking employee of the Company or any of its subsidiaries and any other person who performs policy-making functions for the Company, (ii) any person who beneficially owns more than five percent of any class of the Company’s voting securities, (iii) any immediate family member of any of the foregoing persons, (iv) any entity or individual controlling or under common control with the Company or any of its subsidiaries, (v) any entity or individual covered by paragraph f or g of the definition of “Related Parties” in the Glossary of Financial Accounting Standards Board Accounting Standards Codification 850, Related Party Disclosures (“ASC 850”) such that disclosures of transactions with such entity or individual would be required in the Company’s audited financial statements under ASC 850, (vi) any entity or individual sharing any risk, compliance, internal audit or vendor oversight function with the Company or any of its subsidiaries and (vii) Altisource Portfolio Solutions, S.A. (“Altisource”), Altisource Residential Corporation (“Residential”), Altisource Asset Management Corporation (“AAMC”), or any of their subsidiaries. Our written Code of Business Conduct and Ethics, which is available at www.ocwen.com, also includes policies and procedures that broadly cover any situation in which a conflict of interest may arise.

The Board of Directors has established the Independent Review Committee (the “Committee”) to provide independent review, approval and oversight of Related Party Transactions as required under the Policy.

In connection with the review and approval of a Related Party Transaction, the Committee is to be provided with the pertinent details of the proposed Related Party Transaction, including the terms of the transaction, the business purpose of the transaction, and the perceived benefits or any detriments to Ocwen. In determining whether to approve a Related Party Transaction, the Committee may consider the following factors, as well as any others it deems appropriate, to the extent relevant to the transaction (i) whether the transaction is in the best interests of Ocwen; (ii) whether there are any alternatives to the Related Party Transaction; (iii) whether the Related Party Transaction is on terms comparable to those available to third parties; (iv) the potential for the Related Party Transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts, (v) the overall fairness of the Related Party Transaction to Ocwen and (vi) any impact, positive or negative, on borrowers or mortgage loan investors. The Committee may request or require members of management to make certain modifications to a proposed Related Party Transaction prior to its approval of such Related Party Transaction.

Relationship with Former Executive Chairman

Our former Executive Chairman, William C. Erbey, also formerly served as Chairman of the boards of directors of Altisource, Residential and AAMC. As a result, he had obligations to us as well as to Altisource, Residential and AAMC. As discussed above under “Retirement of Former Executive Chairman,” effective January 16, 2015, Mr. Erbey resigned as the Executive Chairman and as a member of the Board of Directors of the Company. Effective on that same date, the Compensation Committee approved, and the Board ratified, the Retirement Agreement. The Compensation Committee retained an independent compensation consultant to provide advice in connection with the Retirement Agreement. Mr. Erbey also resigned from the boards of Altisource, Residential and AAMC on January 16, 2015. Based solely on information contained in filings with the Securities and Exchange Commission, as of December 31, 2015, Mr. Erbey owned or controlled approximately 16.76% of our common stock, approximately 32.44% of the common stock of Altisource and approximately 30.7% of the common stock of AAMC. Based solely on information contained in filings with the Securities and Exchange Commission, as of December 31, 2015, Mr. Erbey also held 3,377,821 options to purchase our common stock, all of which were exercisable, 857,543 options to purchase Altisource common stock and 85,755 options to purchase AAMC common stock, all of which were exercisable.

Relationship with Altisource
In 2009, we completed the distribution of our Ocwen Solutions (“OS”) line of business via the spin-off of a separate publicly traded company, Altisource. OS consisted primarily of Ocwen’s former unsecured collections business, residential fee-based loan processing businesses and technology platforms. Since the spin-off, our relationship has been governed by a number of agreements that set forth the terms of our business with Altisource.
Ocwen Financial Corporation and OMS are parties to a Services Agreement, a Technology Products Services Agreement, an Intellectual Property Agreement and a Data Center and Disaster Recovery Services Agreement with Altisource. Under the Services Agreements, Altisource provides various business process outsourcing services, such as valuation services and property preservation and inspection services, among other things. Altisource provides certain technology products and support services under the Technology Products Services Agreements and the Data Center and Disaster Recovery Services Agreements. These agreements expire August 31, 2025.
Ocwen and Altisource have also entered into the following agreements:

•	a Master Services Agreement pursuant to which Altisource provides certain loan origination services to Homeward Residential, Inc. (“Homeward”) and Liberty Home Equity Solutions, Inc.,

•
a General Referral Fee Agreement pursuant to which Ocwen receives referral fees which are paid out of the commission that would otherwise be paid to Altisource as the selling broker in connection with real estate sales services provided by Altisource,

•
a Data Access and Services Agreement under which we agreed to make available to Altisource certain data from Ocwen’s servicing portfolio in exchange for a per asset fee, which was terminated on March 31, 2015,

•
a License Agreement and Memorandum of Understanding to transition certain consumer analytics functions from Altisource to Ocwen pursuant to which Ocwen received a license from Altisource to use consumer analytics technology and certain employees were transferred from Altisource to Ocwen, and

•
Homeward entered into a Preferred Investor Agreement with Best Partners Mortgage Cooperative, Inc. (“Lenders One”), pursuant to which Lenders One markets Homeward as a preferred investor to its members in exchange for Homeward providing preferred pricing to third party loan originators that are third party members.

We are currently dependent on many of the services and products provided by Altisource under these long-term agreements, many of which include renewal provisions. For example, our servicing platform runs on an information technology system that we license from Altisource. If Altisource were to fail to fulfill its contractual obligations to us, including through a failure to provide services at the required level to maintain and support our systems, or if Altisource were to become unable to fulfill such obligations (for example, because it entered bankruptcy), our business and operations would suffer. In addition, if Altisource fails to develop and maintain its technology so as to provide us with a competitive platform, our business could suffer.
Certain services provided by Altisource under these agreements are charged to the borrower and/or mortgage loan investor. Accordingly, such services, while derived from our loan servicing portfolio, are not reported as expenses by Ocwen. These services include residential property valuation, residential property preservation and inspection services, title services and real estate sales. Ocwen has commissioned a third-party study assessing the reasonableness of such fees and expenses and believes that they are broadly consistent with prevailing market rates. Similar to other vendors, in the event that Altisource’s activities do not comply with the applicable servicing criteria, we could be exposed to liability as the servicer and it could negatively impact our relationships with our servicing clients, borrowers or regulators, among others.
We have also entered into Support Services Agreements with Altisource that set forth certain services that Altisource and Ocwen may provide to each other in such areas as human resources, corporate services, Six Sigma, quality assurance, quantitative analytics, treasury, accounting, tax matters and strategic planning. These Support Services Agreements run through October 2017 and September 2018, respectively, with automatic one-year renewals thereafter. During 2014, we began reducing the amount of services provided to us under the Support Services Agreement. Beginning April 1, 2015, the only services that are regularly provided under these Support Services Agreements are corporate services such as vendor procurement for technology and facilities management services. As of January 2016, Altisource no longer provides facility management services to Ocwen. We anticipate that we will cease all corporate services by the end of 2016. Ocwen and Altisource affiliates in the Philippines are also parties to a Cost Sharing Agreement, entered into in 2013, pursuant to which Altisource makes office space available to Ocwen.
We sublease office space from Altisource in Atlanta, Georgia and we sublease office space to Altisource at our Coppell, Texas and Fort Washington, Pennsylvania offices. We subleased space to Altisource in our West Palm Beach, Florida office but this sublease was terminated in December 2015. During 2015, as part of shutting down its operations in Uruguay, Ocwen assigned a lease to Altisource with respect to certain office space in Uruguay.
For the year ended December 31, 2015, the Company generated revenues of $11.5 million under our agreements with Altisource, and we paid expenses of $135.3 million to Altisource. At December 31, 2015, the net amount payable to Altisource was $10.9 million.

Relationship with AAMC

On December 31, 2013, we entered into a support services agreement with AAMC pursuant to which we provided business development, analytical and consulting and administrative services to AAMC. We ceased providing services to AAMC in December 2014. This agreement was terminated in March 2016.

We subleased office space to AAMC in Frederiksted, USVI. AAMC moved out of this office space in Frederiksted, USVI in May 2015.

For the year ended December 31, 2015, we generated revenues of $16,252 under our agreements with AAMC.

 OTHER BUSINESS

The Board of Directors knows of no other business or nominees as of the date of printing this proxy statement other than the proposals described above in this proxy statement that will be presented for consideration at the meeting. If any other business or nominees should properly come before the meeting or any postponement or adjournment thereof, it is the intention of the management proxy holders to vote in accordance with their best judgment in the interest of our shareholders.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Requirements for Proposals to be Considered for Inclusion in Proxy Materials

Any proposal which a shareholder desires to have considered for inclusion in our proxy materials relating to our next Annual Meeting of Shareholders, must be received by the Secretary of Ocwen no later than December 8, 2016 and must comply with the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates.

If a shareholder wants to present a proposal, or nominate a person for election as Director, at the 2017 Annual Meeting, we must receive written notice of the proposal or nomination no earlier than December 8, 2016 and no later than January 7, 2017, which notice of the proposal or nomination must meet the requirements set forth in Sections 1.1 and 2.2 of our Bylaws, respectively. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, management proxies would be allowed to use their discretionary voting authority to vote on any matter with respect to which the foregoing requirements have been met.

Requests to have a shareholder proposal considered for inclusion in our 2017 proxy materials and notices of intent to present a proposal or nomination directly at the 2017 Annual Meeting should be mailed to our Secretary at Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Notices should be sent by first class United States mail or by a nationally recognized courier service. If you use the mail, we recommend that you use certified mail, return receipt requested.

ANNUAL REPORTS

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2015 was mailed on or about April 7, 2016 to shareholders of record as of March 18, 2016. The annual report is not part of the proxy solicitation materials and can be found on our website www.ocwen.com under the Shareholder Relations tab.

We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of the annual report on Form 10-K for the year ended December 31, 2015 required to be filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

OTHER MATTERS

Proxies will be solicited on behalf of the Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of this proxy statement and 2015 annual report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional compensation. The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (i) “for all” the nominees for Director named earlier in this proxy statement, (ii) “for” the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and (iii) “for” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy will vote in accordance with their judgment, unless otherwise restricted by law. As of the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the 2016 Annual Meeting. If you are interested in attending the meeting and voting in person, please see “Annual Meeting Admission” above for further details on admission requirements.

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, shareholders of record who have the same address and last name and did not receive their proxy materials electronically will receive only one copy of our proxy materials unless we receive contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of proxy materials was delivered. If you are a shareholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a shareholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-542-1061. If you are a beneficial shareholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

This proxy statement and our 2015 annual report may be viewed online at www.ocwen.com under Shareholder Relations. If you are a shareholder of record, you can elect to access future annual reports and proxy statements electronically by following the instructions provided on the proxy card. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 10, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

OCWEN FINANCIAL CORPORATION 1661 WORTHINGTON ROAD SUITE 100 WEST PALM BEACH, FL 33409
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time on May 10, 2016. Have your proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors unanimously recommends you vote FOR the following:
1.	Election of Directors			☐	☐	☐
	Nominees
01)	Phyllis R. Caldwell	05)	Carol J. Galante
02)	Alan J. Bowers	06)	Ronald J. Korn
03)	Jacques J. Busquet	07)	Robert A. Salcetti
04)	Ronald M. Faris	08)	DeForest B. Soaries, Jr.

The Board of Directors unanimously recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.						☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the accompanying proxy statement.						☐	☐	☐

NOTE: At their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)							☐
Please indicate if you plan to attend this meeting.					Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date			Signature (Joint Owners)	Date

OCWEN FINANCIAL CORPORATION 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409
FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2016, AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as Ocwen Financial Corporation’s independent registered public accounting firm for 2016 and FOR approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

OCWEN FINANCIAL CORPORATION
REVOCABLE PROXY
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE ONLY AT THE 2016 ANNUAL MEETING OF SHAREHOLDERS AND AT ANY
POSTPONEMENT OR ADJOURNMENT THEREOF

The undersigned hereby appoints Ronald M. Faris, Timothy M. Hayes and Michael J. Stanton, or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Ocwen Financial Corporation (the “Company”) held of record by the undersigned on March 18, 2016, at the Annual Meeting of Shareholders to be held at the Embassy Suites Hotel located at 1601 Belvedere Road, West Palm Beach, Florida 33406 on Wednesday, May 11, 2016, at 9:00 a.m., Eastern Daylight Time and at any postponement or adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR ALL the nominees for Director, FOR the ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 and FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in the proxy statement. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 11, 2016, or any postponement or adjournment thereof, a Proxy Statement for the Annual Meeting and the 2015 Annual Report to Shareholders of the Company prior to the signing of this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side